UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to §240.14a-12

TRUPANION, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

2024 Shareholder Letter

"We signed up for Trupanion right after we adopted our kitty, Clover. We are so grateful we did as she had a post-surgical complication after her spay at 6 months that required a second surgery and follow-up care. We were able to just focus on Clover getting back to herself and let Trupanion look after the rest!

– CRYSTAL L.





trupanion™

Medical insurance for the life of your pet.





"We use Trupanion to continue to let Presley do the things Presley loves to do without the worry of 'what if'. This way, Presley can go for boat rides, participate in his favorite doggy activities, and just be the active boy he is. Thank you, Trupanion, for giving us the peace of mind we need to keep up with this guy!

- AMBER K.



2024 TRUPANION SHAREHOLDER LETTER 2

Table of Contents

To Our Shareholders 4

A Category Coming of Age 6

Expanding Growth in an Untapped Market 9

Lead. Convert. Keep. 13

Internal Rates of Return 25

How We Are Different 29

2024 in Review 36

A 60-Month Plan Update 44

The Team 49

Finishing Strong 51

2019 Shareholder Letter 57

2024 TRUPANION SHAREHOLDER LETTER 3

To Our Shareholders

It is an honor to be writing this, my first shareholder letter to you. After over a decade of working alongside our founder, Darryl Rawlings, I am excited to be at the helm of Trupanion as we continue to compound and grow globally, and to be leading a team with such enormous potential in a vast and globally untapped market.

Those who have had the pleasure of meeting any one of our 1,200+ pet passionate team members will know that it is our mission that drives us. A mission fueled by long-held ambitions to support the health and well-being of the pets that share our beds and give us unconditional love. Indeed, our mission is global, one that transcends country and other boundaries, and unites us in our love for our four-legged companions.

We are a proudly Canadian-founded company, equally proud to operate across the United States and with a growing presence globally. As markets evolve and new dynamics emerge, we remain grounded in our mission and focus on those we serve: our team, members and partners. Amidst change and uncertainty is where we most comfortably sit. Our very goal is to serve as a robust and dependable support system to pets, their families and the veterinary teams that care for them. This remains unequivocally our purpose and ever more important.

Throughout this year's letter, I will touch on our progress in 2024 and revisit some of our regular features: highlighting our field performance, retention by cohort and provide a progress report on some of our initiatives in our 60-month plan. Before I go into the details of the year, I'd first like to take the opportunity to provide insight into where we are in our journey, how we think about growth, the impact of retention and dive into one of the less well understood concepts of the business: Pricing the Trupanion way. I hope after reading this letter, you leave with a greater understanding and a reinforcement of your excitement for what's ahead for our business.

With thanks,



Margi Tooth
Chief Executive Officer & President

2024 TRUPANION **SHAREHOLDER LETTER** 4

52024 Trupanion Shareholder LetterThe Trupanion ExperienceHere’s a glimpse into what our members experience every day withTrupanion — from real-time vet payments to compassionate support andpeace of mind when it matters most. This is what sets us apart, and whypet parents continue to trust us with their best friends.

A CategoryComing of Age62024 Trupanion Shareholder Letter

A Category Coming of Age

The market we entered 25 years ago looked quite different from today's evolving animal health landscape. While adoption of pet insurance has historically been measured and steady, we're now seeing encouraging signs of momentum. Despite early challenges — including low awareness, limited product coverage, confusing messaging, and underpriced offerings — the category has continued to build a strong foundation. Now, as penetration approaches the 4% mark, macro signals suggest that longstanding barriers are beginning to lift, paving the way for broader acceptance and growth.

In many situations, regulatory oversight provides both credibility and a foundation for sustainable growth. In 2024, after nearly two decades of discussion, the National Association of Insurance Commissioners (NAIC), officially recognized pet insurance as a category — classifying it as its own line of business under the Property and Casualty umbrella. This recognition came alongside welcome relief in risk-based capital requirements from the NAIC and with it, greater leverage for our New York domiciled insurance entity, APIC, which is now $140 million over-capitalized.

Combined, these adjustments will promote increased transparency across the industry, which we believe should, in-turn, support better conversion and retention for Trupanion. This move by the NAIC and the changes it enables are strong signals that the category is finally "coming of age".

Our Large, Under penetrated Market

In North America alone — where I'll focus this discussion given our stronger foothold — there are an estimated 180 million cats and dogs living in our households. In 2020, 40 years after the beginning of pet insurance across North America, there were just 3 million pets insured. Today, only five years later, this number has grown to an estimated 7 million. The category continues to compound, finally gaining momentum. At 4%, the market potential is significant, and as the need for high-quality pet medical insurance grows rapidly, we believe that it has the potential to reach equal, if not higher, levels of penetration as seen in the UK, which stands at approximately 25% today.

The Problem of How to Budget for Unexpected Veterinary Care is Increasing

For the 40 years prior to 2022, veterinary inflation was consistent and low — typically around 5 to 7% per year. For over 40 years and up until 2022, there was a much-needed shift across the veterinary industry to take more price. This has led to double-digit inflation for three consecutive years, compounding to over 40%, and so far, 2025 looks set to continue the same double-digit trend.

This once in a generation inflationary period has increased the cost of veterinary care to a point where more pet parents recognize the need to plan for the unexpected. At the same time, the human-animal bond has deepened, and advances in veterinary medicine have given us so much more to solve for. If our problem was once a perceived lack of value in pet insurance, that is, in our experience, most definitely not the case today.

2024 TRUPANION SHAREHOLDER LETTER 7

0% 2019 Today 12.5%25%Fig 1.0 Diffusion of Innovation Model With pet parents in North America now opting to insure approximately 4% of pets - and similar levels in our newer European territories - we believe we are on the cusp of broader adoption—entering the early majority phase of growth.If we think about growth along this classic adoption curve, North America alone could see the number of insured pets rise to 45 million, akin to other countries, such as the UK. This would translate into a potential industry value of over $30 billion (assuming every percentage of penetration = $1.2 billion), and this doesn’t even take into account further growth opportunities from our European markets.[1] Rogers, EM (1962) Diffusion of Innovations

Expandingin anUntappedMarketGrowth92024 Trupanion Shareholder Letter

Expanding Growth in an Untapped Market At Trupanion, across all products, we pursue disciplined growth with strong, sustainable returns. Compounding that success has big advantages as we reinvest our growing adjusted operating income (AOI) to support our aggressive growth targets each year. In our large and under penetrated market, sustainable growth requires a clear understanding of the who, what, how and when. Over the coming pages, we’ll explore our approach to growth in more detail. 2024 Trupanion Shareholder Letter 10 In an under-penetrated market and unknown category, we have to work hard to get people near the top of the funnel. In this example, few pet parents are in a position to engage — most are unaware. As the category grows and the need becomes more obvious, pet parents learn and understand the value of insurance and make their way toward the top of the funnel. It’s our role to engage enough to pull them into the conversation — to ‘lead generate’. Pet Parent Ecosystem Under penetrated Funnel Pet Parent Ecosystem Maturing Funnel Fig 2.0 Sales Funnel in Under penetrated vs Maturing Ecosystems The Sales Funnel We first begin by thinking about the people we are trying to reach, which, in our case, is the pet parent. Once we have identified our target audience, we work through ways in which we can reach them to bring them into our ecosystem and ultimately, our sales funnel.  In a new or unknown market, awareness is low, and as such, few pet parents are in, or near, the funnel. Over time, as the market comes of age and matures, awareness grows and an increasing number of pet parents naturally enter the funnel.  The two diagrams below in Fig 2.0 demonstrate the difference between the two phases of market maturity. Understanding this behavior and need to drive education to bring an increasing number of pet parents into the funnel has been an important driver behind our core distribution strategy — most critically, driving awareness where it matters most — in the veterinary hospital.

Our Distribution Heartland: Veterinary Hospitals — The Power of Partnership

Veterinary hospitals sit at the heart of Trupanion's distribution strategy. We aim to provide products that enable veterinarians to practice their best medicine and position veterinary teams as trusted advisors to pet parents and advocates for pets. Through the pet itself, our interests align with the veterinary community, sharing the same clients with the same goal, and we strive to protect this bond.

It would be impossible to talk about the importance of the veterinary hospital without also discussing Trupanion's Territory Partners (TPs) and their teams (Territory Partner Associates – TPAs). This group of close to 200 people across North America and Europe has been established now for over 20 years. Combined, they have made hundreds of thousands of in-person visits and created a deep moat around our business through the power of their partnership with hospital teams.

Last year, our Territory Partners enabled us to provide on-the-ground support and in-person connections to 27,200 hospitals across North America and the rest of the world.

	# of countries we are in	# of hospitals in those countries	# of territory partners & associates	Est. # of hospitals we are visiting throughout the year*	Estimated aggregate # of face-to-face visits	Actual average # of active hospitals**	Actual average # of new pets per active hospital per month**	# of hospitals with software ***
2012	2	25,000	34	15,000	262,000	5,034	0.918	n/a
2013	2	25,000	40	16,200	324,000	5,531	1.008	n/a
2014	2	25,000	58	15,400	404,000	6,098	1.053	n/a
2015	2	25,000	84	19,000	490,000	7,359	1.093	n/a
2016	2	25,000	105	21,300	577,000	7,875	1.066	n/a
2017	2	25,000	107	19,800	662,000	8,242	1.063	n/a
2018	2	25,000	123	20,200	751,000	9,279	1.133	3,184
2019	3	28,000	130	21,600	852,000	10,315	1.141	4,534
2020	3	28,000	152	17,200	909,000	11,517	1.199	5,442
2021	3	28,000	161	17,000	971,000	14,736	1.260	6,430
2022	7	41,000	159	22,900	1,066,000	15,952	1.332	7,965
2023	9	58,000	185	26,900	1,191,000	15,914	1.376	9,504
2024	9	58,000	171	27,200	1,325,000	15,269	1.280	10,513

*Hospitals are added when we get a new enrollment from a new hospital that we haven't seen before or if we're alerted by a Territory Partner that a new hospital has opened up in their area
** North America only
***Includes all hospitals with the ability to pay the veterinarian directly, through Vet Portal (software), Vet Portal Lite (software lite) and PIMS (Patient Information Management System)

Fig 3.0 Veterinary Hospital Metrics

2024 TRUPANION SHAREHOLDER LETTER 11

2024 Trupanion Shareholder Letter 12 “Who is your medical insurance with?” We know that if a veterinary team simply asks “Who is your medical insurance with?” at check-in, this unimposing and straightforward question normalizes the concept of pet insurance and often mobilizes a pet parent on their quest for information. While our same store sales metrics came down in 2024 (as expected with fewer pets enrolling), it moved less than our overall growth rate, which, we believe, reflects the strength of our veterinary connections and our ability to fill the funnel at the veterinary level. Territory Partners help to create awareness – they start the conversation above and around the funnel, pulling people in. From there, we need to create leads, convert those leads and work tirelessly in support of our members. In recent years, we have stepped up our visit frequency to reiterate the importance of high-quality medical insurance and leaned more heavily into the moat of our Territory Partners. As our pet acquisition spend ebbs and flows, TP Nation has been the foundation that remains untouched. Our simple yet highly effective model compensates Territory Partners when a pet is enrolled, and for every month they remain enrolled, creating alignment between the business and TPs. If we don’t generate revenue, we don’t pay commissions. Our first shareholder letter as a public company in 2014 outlines this model in greater detail — and it remains a core competitive moat.

Lead. Convert. Keep. 13 2024 Trupanion Shareholder Letter

Leads originating from exam day offers issued at the veterinary hospital are often easier to convert than those generated from other sources. Lead. Convert. Keep. Those familiar with Trupanion will have heard these words in virtually every conference call, investor day and in most of our past shareholder letters. These words serve as a growth mantra to many in our team and are at the core of our go-to-market strategy. While simple in expression, the steps involved at each stage to guide people through the funnel are not entirely intuitive. To execute well, we require clear communication to ensure we operate within our internal rate of return guardrails of 30-40%. Over time, we have had our share of learnings when it comes to execution, and we will no doubt have more. 14 Lead Not all leads are created equal To us, a lead is defined as a quote, i.e. someone receiving a price for coverage for their cat or dog. Like many in our industry, we measure and obsess over the quote stage of the funnel — understanding that those taking out a quote are “in-market”. Most of these “leads” originate in the veterinary hospital, some come from friends of our existing members and some from breeders, shelters, partner brands, or social media. Each represents a distribution channel through which a pet parent hears about Trupanion for the FIRST time. As we have expanded the business, we have invested in creating new and complementary distribution channels to the veterinary heartland. Some of these are more expensive than others to support. Historically, lead, or quote volume, follows the level of investment we make in pet acquisition. As we invest consistently, our lead volume shows ongoing and steady expansion month over month, building on the brand presence from the prior month. Phone leads convert at roughly three times the rate of web leads. 2024 Trupanion Shareholder Letter

15 2024 Trupanion Shareholder Letter Convert In 2024, as our margin compression necessitated the need to pull back our pet acquisition investment, we doubled-down our focus and support of TP Nation and reduced investment in newer and less effective distribution channels. As a result, our total lead volume was rather consistent throughout the year, with moderate spikes during big activity periods at the hospital level. Veterinary leads performed well, largely stemming from a higher rate of new entrants into the funnel through our exam day offer. This helped sustain a steady monthly run rate of approximately 100,000 quotes, with conversion of those leads at a little less than 20%. Yet our lead volume from non-vet channels did not grow through the year given our lower pet acquisition spend (which I will discuss more in the financial review of 2024). The varying characteristics of each distribution channel call for tailored messaging to suit the point of introduction. This bespoke approach necessitates a collaboration between our growth insights team, TP Nation and our market and marketing teams, to drive lead performance within our guardrails. While the effectiveness of these introductions varies depending on the vehicle we use (for example, this could be an exam day offer or often just a brochure), in most cases, the lightest touch from each channel lends credibility to our category and plants a seed of awareness early on. These channels spark the conversation — but they are not responsible for converting leads. Once a pet parent has been introduced to Trupanion, they move into our conversion pathway — where we work to answer the most important question: “Why Trupanion?” At Trupanion, we see conversion as a journey that begins with early interest and continues through education and engagement. It does not literally mean ‘enroll’ at every step, although that is our eventual goal with any conversion tactic. Ultimately, this relates to the tactical plans designed to deliver relevant and meaningful messaging, with an objective each time to ‘convert’ a pet parent to the next stage in their decision-making. Every tactic should be designed to meet the pet parent where they are at, easing them closer to making that final purchase decision. Tactics such as TV, radio, paid search, direct mail and affiliates are, for Trupanion, part of our conversion toolkit. We do not think of them as lead generating (although this will change in a more heavily penetrated market with higher awareness). Rather, these are tools that enable us to convert a lead through the funnel, building on a pet parents’ understanding in a way that resonates. For example, when a pet parent searches for “Trupanion” in their search engine of choice — we know they’ve heard about us from somewhere or someone. We know this because Trupanion isn’t a term in everyday vocabulary — yet! As a result, we invest our AOI dollars in search engine marketing, essentially picking up the “conversation” started in the distribution channel. Similarly, in a market with low awareness and education, an advertisement on TV isn’t usually enough to trigger the purchase decision, but it does serve as a reminder to the pet parent about the conversation they had with their veterinarian, a friend, or their breeder, and often moves them forward in their consideration process, meaning they may call us back after an earlier quote, or they may just enroll following a timely reminder.

16 2024 Trupanion Shareholder Letter Each tactic needs to be carefully layered together using the right medium, at the right time, with the right message to convert. Through our deep insights, we assess each territory, its penetration rate and the lifetime value of a pet (LVP) to ensure we spend within our guardrails (more on that below), and we put that all together to create what we aim to be sufficient engagement to drive an actual enrollment. As we assess our data and develop AI based tools to support our understanding, it’s clear that not all markets behave consistently, nor do all channels. For example, the following chart (Fig. 4.0) highlights blended phone and web conversion rates by territory. Performance can be directly influenced by the Territory Partner or penetration rate among veterinary hospitals AND indirectly, by additional conversion investment (the brand being present in the market). The variability below makes it clear that managing all of these factors efficiently requires a high degree of diligence and skill to stay within our internal rate of return (IRR) guardrails — it also gives us a variety of experiences to learn from as we work with Territory Partners to help them grow their territories. Conversion tactics, by their nature, are generally more expensive and can be easier to dial up or down. As our adjusted operating income oscillates, so to does our pet acquisition cost per pet (PAC). In 2024, our conversion marketing investments dropped disproportionately, which in turn slowed growth as fewer people were being pulled through the funnel. Jan 24 Feb 24 Mar 24 Apr 24 TP 1 TP 2 TP 3 TP 5 TP 6 May 24 Jun 24 Jul 24 Aug 24 Sep 24 Oct 24 Nov 24 Dec 24 40.0% 35.0% 30.0% 25.0% 20.0% 15.0% 10.0% 5.0% 0.0% Fig 4.0 Blended Phone and Web Conversion Rate by Territory

17 2024 Trupanion Shareholder Letter - Trenton Pet Hospital Daily, we see both the amazing stories of pets covered by insurance, but also the sad reality of the difficult decisions made for those who do not have insurance. Our hope is that every pet would be covered by insurance from birth.

Throughout 2024, our conversion performance trended quite well relative to the reduction in spend. The biggest variance came from our new, less developed distribution channels where focus was pulled back or paused. That said, we have several opportunities to improve our messaging (more on that below) and we have some programs in flight that are designed to create a more cohesive experience for a prospective pet parent as they move through the funnel. These things combined give us confidence that our conversion rate, most notably online, will improve in the coming months and years.

The chart below highlights the conversion difference between phone (blue line) and web (orange line) for one of our strongest channels.



1
2
3
90.0%
80.0%
70.0%
60.0%
50.0%
40.0%
30.0%
20.0%
10.0%
0.0%
Jan 24
Feb 24
Mar 24
Apr 24
May 24
Jun 24
Jul 24
Aug 24
Sep 24
Oct 24
Nov 24
Dec 24
Phone Conversion
Web Conversion

Fig 5.0 Phone and Web Conversion Rates for One Channel

This chart demonstrates some choppiness between periods which is largely driven by changes in our marketing approach. For example, aside from a one-off technical issue in February (1), which caused an increase in traffic to the phone, we can otherwise track what happens when we increase our spend. This first occurred at the end of Q1 (2), which initially impacted the web. In June (3) we increased spend again. Initially, our increased investment in June yielded a small spike which is not maintained. This is not an uncommon occurrence. When additional investment brings in a broader mix of traffic, our phone and web teams learn how to speak to and convert the newly generated lead traffic through continuous evaluation and enhancement of our year-end and tactics. By year-end, our online conversion testing had stepped up further, driving even higher levels of traffic to the website. As the year ended, we were still working on the art of converting at higher levels and are continuing to focus here.

2024 TRUPANION SHAREHOLDER LETTER 18

19 2024 Trupanion Shareholder Letter Keep It’s this final component, members referring their friends and adding pets, that is so critical to our model. These pets often have the highest lifetime value and act as a catalyst in our business. Our members referring their friends and adding more pets is essentially our perpetual flywheel, and that starts with retention. One can see from the table below how much a step up or down the retention curve can move the needle for the business. What appears to be a rather small difference between 99.00% and 98.30% is 42 months of income difference! In a Monthly Subscription Model, Retention Power Is Everything Fig. 6.0 Retention rate and the implied average subscriber life Retention  Rates 98.00% 98.10% 98.20% 98.30% 98.40% 98.50% 98.60% 98.70% 98.80% 98.90% 99.00% 50 52 55 58 62 66 71 76 83 90 100 Tenure (months) We are never seeking to “grow at all costs” Instead, we are always looking for the right enrollments. Adding pets and pet parents in a way that creates a foundation for true advocacy; lifetime members and pet parents willing to educate others about the merits of high-quality medical insurance.

Our 60-month plan (which can be read, in full, in our 2021 shareholder letter) set out a retention target of 99%, a lofty goal that would have required some exceptional execution, coupled with more than a smattering of good luck. Despite it's near perfect appearance, this goal was, at the time, considered to be a stretch, yet achievable. This was based on our historically steady, predictable inflation, increasingly strong distribution partnerships and the knowledge that some of our existing markets were already experiencing monthly average retention of 99.3%!

Yet 48 months in, we ended 2024 with an average monthly retention rate of 98.35% for our core Trupanion product, and nearly half of our member base sitting in a cohort of renewing members receiving rate increases of over 20% — up from 7% in 2022. Not least, close to 50% of these received rate adjustments of over 30%! The compounding, high rates of inflation flowing through the veterinary industry meant we had to charge more to live up to our value proposition. Unsurprisingly, with this necessary upward price adjustment came a reduction in our member retention. The chart below shows the retention rate by % increase cohorts.


100.00%
98.00%
96.00%
94.00%
First Year
0-10%
10-20%
20-30%
30- 40%
40-50%
Over 50%

Fig 7.0 2024 Average Monthly Retention Rate by Pricing Buckets for Core Trupanion

Compounding increases at that level present a more challenging renewal communication to deliver to our members, yet failing to push these rates through was never a choice. It had to be done. That said, as is very apparent above, the outcome of our retention efforts yielded some very strong results.

So here we are today – with just 8 months left to run in our strategic plan. We know we will fall well short of our 60-month target, yet I am encouraged by our progress and the team's ability to test and refine our messaging to ensure members understand the cause of our rate increases. While we sadly can't "save" everyone from cancelling, the data shows the exceptional staying-power of our member base.

2024 TRUPANION SHAREHOLDER LETTER 20

According to third-party researcher, Recurly, subscription businesses can face monthly churn of 7.2%. If you look at this on an industry basis, monthly churn ranges from 5.6% to 8.3%. In comparison, a dip of less than half a point in our monthly churn, in the context of the price increases we have been required to take, demonstrates the value of Trupanion to our member base and the importance pet parents place on being able to take care of their pet.9%8%7% 9%  8%7%6%5% AllB2BB2CFig 8.0 Recurly 828 vs. 82C Potential Subscriber Loss 6%5%4%  Consumer BusinessConsumerEducationHealthcareOTT/SVODMedia &SaasServices ServicesGoodsEntertainmentThis metric quantifies what percentage of total subscribers could be lost each month to involuntary churn if decline management strategies are not used.Fig 9.0 Recurly Potential Subscriber Loss by Industry[1] Recurly Research studied 1,200 subscription businesses over a four-month period and established benchmarks including analysis by industry and annual revenue per customer.

Members are our Priority

If 2024 was a year mainly focused on margin restoration, over the next several years, we will look to get ourselves back on track to our historical average.

When approximately 90% of our core business revenue is locked in at the start of the year, if we want to grow, then retention is power. This is why we sweat every basis point and agonize every lost pet and in doing so, we make member satisfaction and honoring our promise our obsession. It's for good reason.

In 2024, we generated a monthly profit per pet of $9.15. Over the current expected lifetime of 57 months, this will yield us $522 over the life of that pet. Yet without further margin expansion, if we can increase our retention rate to 65 months, this contribution jumps up to $595. If we then expand member tenure back to 70 months (our average retention period over the last 10 years), this contribution per pet becomes an even healthier $641.

When you calculate that difference across our existing member base of one million pet parents, we would generate over $119 million more in adjusted operating income.

As an example, if we assume a pet acquisition cost of $235, the average in 2024, this incremental amount alone will give us the fuel to add another 506,400 pets to our book ($119 million / $235), or would be further cash to our bottom line.

When we think about growth — we have to start here — because retention power really is everything.

We measure our pet acquisition investment by tracking our internal rate of return per pet. The calculation for this is shown on page 26. We target returns of between 30 - 40%.

In 2023, we adjusted the way we measure our internal rate of return given the volatility of our margin and subsequent retention rate. At the time, we chose to elect a more conservative IRR methodology that smoothed out year-over-year fluctuations and leveraged a more stable 3-year trend. While we use this when it comes to pet acquisition dollar deployment, we recognize the true return on dollars spent today creates a more pronounced improvement than the three-year lag.

2024 TRUPANION SHAREHOLDER LETTER 22

Retention Cohort Performance

With that thought in our mind, we will be doubling down our efforts across each retention cohort. Below is our annual table of members by cohort for our Core Trupanion product.

2024	Active pets at year-end	Number of cancelled pets	Distribution	Monthly Churn	Monthly retention rate	YoY Change
No rate change	157,883	52,330	16.6%	2.88%	97.12%	-0.41%
Rate change < 20%	358,907	49,728	37.8%	1.14%	98.86%	- 0.15%
Rate Change >=20%	432,148	82,904	45.5%	1.64%	98.36%	+0.08%
Total	948,938	184,962	100.0%	1.65%	98.35%	- 0.23%

Fig 10.0 2024 Average Monthly Retention Rate for Core Trupanion

Just two years ago, this table reported less than 7% of subscription members in the over 20% cohort.

2022 Churn	Active pets at year end	Number of cancelled pets	Distribution
No rate change	198,611	48,106	23.61%
Rate Change < 20%	585,043	61,828	69.56%
Rate Change >= 20%	57,385	10,594	6.82%
Total	841,039	120,528	100.00%

Fig 11.0 2022 Average Monthly Retention Rate for Core Trupanion

We intend to continue to execute tactics to further enhance our member experience, largely through increased use of our patented direct payment software, Vet Portal, and continued leverage of our "Vision" platform. Vision enables us to serve members more quickly with enhanced claims automation. It also creates convenient online access that we believe will drive a better member experience and reduce our cost to process invoices. Recall that driving efficiencies in our claims process and reinvesting those savings back to members was a key pillar of our 60-month plan. Although record levels of veterinary inflation temporarily slowed our progress, we're now beginning to see a clearer path to delivering on that commitment.

2024 TRUPANION SHAREHOLDER LETTER 23

Enhancing our first year member experience

With so many members moving into the over 20% rate change cohort, our efforts, and budgets, were distracted from that all important onboarding and first-year member experience. As we prepare to increase the number of pet parents in this first cohort, we have stepped up attention in this area, adding resources and realigning our organizational structure to bring our acquisition and retention marketing teams together — joining our prospect and member experiences together more seamlessly. Over the next several years, with an anticipated return to our regular monthly payment adjustments below the 20% level, combined with the efforts from the team, I expect that we will see improvements in our member tenure and return closer to our historical 70-month average.



> **“Trupanion became our family the day Mia came into our lives, in February 2018. At less than 8 weeks old, Mia joined our family and has been our greatest good morning and sweetest goodnight kisser ever since. With Trupanion, we never have to worry about financials and can focus on Mia's health. All vet visits and claims are processed in a timely manner, allowing Mia to receive the best care possible. Thank you, Trupanion, for being a part of our extended family for 6 years and counting.**
>
> – KIMBERLY S.

2024 TRUPANION SHAREHOLDER LETTER 24

Internal Ratesof Return252024 Trupanion Shareholder Letter

Internal Rates of ReturnThe biggest influence over our deployment of pet acquisition spend is our decision to stay true to ourinternal rate of return guardrails of 30-40%. These guardrails are an immensely helpful measure ofself-imposed discipline which requires us to consistently assess and prioritize areas of spend, pushingus to be efficient, yet aggressive.If we find a channel where IRR is measured at 50%, we invest more aggressively in this channel tomaximize return at our accepted levels. Conversely, if we find a channel that performs at 20% IRR, wewill stop spending (until we adjust components that impact IRR, such as retention rate, profit per petetc.) to move the needle closer to 30%.For each channel, product and geography (so essentially, for each pet) there is a lifetime value perpet, which, in turn allows us to back into a target pet acquisition investment to operate within our IRRguardrails. These vary wildly for our different products, as one might expect. For example, within ourcore Trupanion product, we have, at times, spent well over $300 to acquire a pet that will remain withus for upwards of 65 months with a solid margin. However, for PHI Direct with ARPU (AverageRevenue Per Pet) in the $20 per month range, the lifetime value is lower and is not yet at scale, so theallowable PAC is significantly smaller.262024 Trupanion Shareholder LetterYear 0 1 2 3 4 5Cash flows $(191) $90 $90 $90 $90 $81 37%Pet acquisition cost $(235) 2024 IRRCapital charge** $(4) $(8) $(8) $(8) $(8) $(8)Estimated profit per pet $49 $98 $98 $98 $98 $89 $528$8 $8 $8 $8 $8 $8Estimated profit per petper monthMonths* 6 12 12 12 12 10.9 64.9Estimated trailing 3-yearprofit per pet per month(11.8% margin)X 64.9 months = $528(Lifetime value of a pet,including fixed expenses)Average revenue per new pet $69.092024*This represents the average subscriber life in months, for the period presented, which is calculated as the quotient obtained by dividing oneby one minus the average monthly retention rate**We include a capital charge in this calculation to estimate cost of capital on reserves which must be set aside to meet regulatory capitalrequirements. These reserves are included on our balance sheet.Fig 12.0 2024 Internal Rate of Return for our Subscription Business

Measuring all of our product lines consistently helps us to identify opportunities for growth — adjusting our approach to the performance of each product.

In 2024, the team managed overall investment thoughtfully, ending the year within our guardrails at 37%. We're pleased with the overall IRR result, which reflects strong performance at the subscription segment level. That said, a more granular look reveals areas for improvement — particularly in how we allocated adjusted operating income among P&Ls.

For example, had we evaluated IRR solely on our core Trupanion product, we would have invested more aggressively in that area — even if it meant accepting a slightly lower overall blended IRR. The strength of the blended number, which includes newer product areas that are not yet operating at scale, made it less obvious that additional investment in core would have been both appropriate and beneficial.

That said, it's encouraging to see the meaningful progress in these other areas, which have advanced a little quicker as a result of the investment they received. We're still working to improve the granularity of how we allocate capital across the portfolio. In the year ahead, we'll continue refining our approach to AOI deployment to ensure we're making precise, data-driven investment decisions across brands, geographies, and product types.

I have been asked recently if these guardrails hold us back from growing quicker. When PAC investment is consistent quarter by quarter, accelerating at the pace of AOI growth, and we can continuously invest more each month to build our brand in the market, these guardrails are incredibly helpful. However, during times like today, moderating spend within these brackets does somewhat limit our ability to drive maximum brand engagement. Pet parents do not necessarily "buy in a quarter" and measuring each quarter independently means it will take longer to build up our brand presence once again.

IRR

It's worth noting that our IRR guardrails were adjusted from a twelve-month metric base to a three-year look back, consistent with our intrinsic value measurement.

We applied this adjusted formula in 2023 when our margins in that time frame had moved so erratically it would have led to a virtually impossible pet acquisition target. Today, we err on the side of caution as both our margins and our retention rates improve while we still lean into the 30-40% return.

If we see an opportunity for growth, then we may look to step over, or under, the IRR guardrails in the short-term (Q by Q) to meet them in the midterm (full year) to maintain our annual discipline of capital investment. This approach may give us a longer runway, throttling investment up and down to allow us to push more aggressively outside of natural market cycles. That said, in the event we choose to make quarterly adjustments, we will not be changing our overall approach to seek those strong (between 30-40%) returns across our expanding addressable market.

2024 TRUPANION SHAREHOLDER LETTER 27

Common Confusion about Trupanion

Top 10, Best Pet Insurance, The right policy for your cat or dog...Where's Trupanion?

While our journey begins with our core distribution channels, many competitors rely more heavily on direct-to-consumer marketing to fill their funnels. As an industry, we've yet to experience consistent, multi-million-dollar ad spend. When that day comes, we believe it will significantly boost category awareness. In the meantime, some competitors turn to higher-cost acquisition tactics to drive their lead volume. Among these are Google (by far the largest), price comparison sites and the growing affiliate marketing space. With only a few exceptions, we've made a deliberate choice to limit our presence on these platforms. Participation is typically pay-to-play and often structured in ways that prioritize provider incentives over pet parent needs. When someone searches for "what is the best pet insurance?" they often assume the rankings are objective, not realizing how commercially driven many of these sites are. As a result, pet parents may be steered toward what's cheapest, rather than what offers the best value.

> **"The $4,000 claim was approved immediately and paid directly to the vet. I didn't have to worry about paying and eventually getting reimbursed like most insurance companies. I am extremely happy with Trupanion and tell everyone how easy the process was.**
>
> \- JANICE K.



2024 TRUPANION SHAREHOLDER LETTER 28

How We AreDifferent292024 Trupanion Shareholder Letter

How We Are Different

While I can point to general lack of education around the benefits of high-quality medical insurance and the under-appreciation of the value of being able to pay the veterinary hospital directly at check-out, the biggest consumer confusion, in my opinion, is the uniqueness of our approach to pricing — our lifetime product structure. Ironically, this is, I believe, the most impactful component of what makes us better.

The average pet parent, without accurate information, may naturally think (and as noted earlier, be "coached" by third party content) to believe that all products are created equal. Yet our market is not commoditized. There are fundamental differences between key players. We need people to understand the problem we're solving and the reason we stand apart.

Cost of Care & Trupanion's Problem-Solving Experience

Talk of inflation has been front and center for our business since the summer of 2022. I won't dwell on the story of inflation and its impact on our margin, but I think it's important to note why Trupanion's experience of veterinary inflation is that much higher than an average "basket of goods approach" showing up in CPI data points.

A Trupanion member doesn't wait to take their pet to the hospital. Our per condition, lifetime deductible means that we reduce barriers to care (= increase in frequency). That, coupled with the breadth of our coverage (diagnostics, specialty and emergency care, chronic conditions, etc.) means we enable treatment, no matter the cost or the duration (= increase in severity).

The Consumer Price Index (CPI) measures the average change over time in the prices paid by consumers for a basket of consumer goods and services.

The CPI is calculated by comparing the prices of a fixed basket of goods and services over time, but not changes in wages or salaries, which at times, are costs not directly passed through to consumers.

2024 TRUPANION SHAREHOLDER LETTER 30

Most of all, our ability to pay the veterinary hospital directly at the time of check out removes that final, critical hurdle that often prevents a pet parent from saying "yes" to the optimal care path for their much-loved family member (= increase in frequency and severity).

When the average point at which treatment stops is around $1,400, there is no benefit to having insurance if you must first pay and then wait for reimbursement. Finding access to large amounts to pay for unexpected care is hard for the average person who lives month-to-month, regardless of income. Having a smaller, budgetable monthly payment makes things much easier.
On this basis, one might naturally assume all insurance can solve this problem, but it doesn't. With traditional insurance, the problem is the same, as the pet parent still has to come out of pocket or seek emergency financing at the time of that upfront bill payment. Reimbursement does not solve the problem.

To solve this problem a scalable solution is needed that truly removes friction at checkout. That's where our patented direct payment software comes in. We're the only ones in North America who can pay veterinarians directly at checkout.

Adoption of our software continues to grow, alongside the number of claims we're paying directly on behalf of our members. The chart below highlights just how dramatically direct payments have increased since 2022 — a powerful signal that our solution is resonating.


60%
50%
40%
30%
20%
10%
0%
Jan 22
Mar 22
May 22
Jul 22
Sep 22
Nov 22
Jan 23
Mar 23
May 23
Jul 23
Sep 23
Nov 23
Jan 24
Mar 24
May 24
Jul 24
Sep 24
Nov 24

Fig 13.0 Software Paid Claims %

2024 TRUPANION SHAREHOLDER LETTER 31

Pricing the Trupanion Way

What is notably different for Trupanion is that when we quote for a pet, we will lock in that age factor at the time of enrollment. For example, a dog who enrolls as a puppy at Trupanion will always be sharing risk with all other puppies, regardless of how old they live to be. What this means is that if all things are equal (no inflation, change in cost of care or increase in coverage), then compared to competitors, our pricing would likely start out with a higher price and — and this is the bit people don't understand — remain consistent for the life of the pet. Every single competitor starts with a lower age curve which means the price for that pet is guaranteed to increase as the pet ages. In every instance, that age-related increase can be dramatic!



Trupanion vs Competitors Yearly Price
$10k
$7.5k
$5k
$2.5k
$0
0
3
6
9
12
Competitor A
Competitor B
Competitor C
Trupanion

This example is based on a Labrador puppy in California, where we compared Trupanion's lifetime cost with a group of competitors. Information was pulled from public filings as of March 1, 2025 and includes assumptions based on annual inflation.

Fig 14.0 Monthly Premium over Lifetime for Pet enrolling as a Puppy in California

In most cases, the quicker the pet is treated (during signs of early onset) the better the chance of recovery, with better long-term health and longer life expectancy.

You put all of this together, and you're left with high retention for Trupanion and increased practice revenue (by approximately 2x compared to an uninsured client) for the veterinary hospital — a win: win for everyone.

2024 TRUPANION SHAREHOLDER LETTER 32

Important to Note: Age at enrollment pricing doesn’t mean a monthly rate remains locked in. As care for pets evolves and expands, and with typical inflationary impacts, prices do change. Trupanion’s approach removes one of the biggest variables to provide a smoother, more predictable experience for our members over the life of the pet. We put some of the strength of our retention rate down to this point of difference because our prices don’t escalate when you need us most. 33 2024 Trupanion Shareholder Letter Here’s a walk through of what this looks like today: In the early years (typically when the less catastrophic health issues crop up), prices stay somewhat close. But by the time a pet reaches 4 or older, a pet parent should expect some very large automatic and guaranteed pricing adjustments (these price adjustments are called “attained age pricing”). With this example in Fig. 14.0, taken from real 2025 rate filings, a pet with competitor A increases from less than $600 per year to over $9,000. Now if you layer in Trupanion’s age rate (in blue), it’s clear to see the dramatic change attained age pricing has on monthly premiums over a lifetime. We believe that the impact of using the Trupanion approach — age-at-enrollment — allows for a more stable (budgetable) monthly cost. Early Years Later Years Now it must be said, this level of coverage comes at a cost, which is why we have seen our costs impacted so aggressively over this period. It’s our job to make sure that the price associated with this genuine and reliable coverage is accurate and aligned to our value proposition. Critically, as the average monthly charge across the industry has increased over the last three years — the pet parent deserves to understand that in pet insurance, you get what you pay for. To do this, we have to be better at explaining why Trupanion costs what it does.

The Impact of Age We all inherently know that the older we get, the harder it is to keep our body and mind in good shape. Our (mostly) fur-covered companions are no different. We have a choice as an insurer to let the pet parent take more of that cost on as the pet ages (which shows up in the age factor over time) or contemplate more of a shared risk approach to smooth out the effect of aging on costs. Trupanion has opted to stand alone in the latter approach. As the previous chart showed us, using data from our competitors, the monthly costs and thereby the associated costs and exposure for an older pet can be multiples more at the time of enrollment. In such a heavily under penetrated market, education is key. We don’t yet have high penetration rates and therefore lack an abundance of consumer experience that would otherwise organically educate the mass market on our behalf. We have to push this information out into the market to help pet parents understand the nuances as they do their research. Without acknowledging this key point of difference, it means pet parents can’t accurately compare prices on websites — because pricing isn’t broken out in this way and regulators don’t require it be addressed at the point of sale. 34 2024 Trupanion Shareholder Letter Why does this matter?

So Why Be Different?

2024 in Review 36 2024 Trupanion Shareholder Letter

2024 in Review So armed with that as a backdrop to our business, I’m pleased to provide a comprehensive overview of our 2024 results. 2024 was a year of strong operational and financial progress. Total revenue was up 16% year-overyear to $1.286 billion, and AOI crossed the $100 million mark for the first time, reflecting a year-overyear jump of 37%. AOI represents the funds we have to invest in our business and in 2024, we put only $70 million of this to work in our growth and development initiatives. The majority of this was aimed at adding pets in our subscription business, and we also made strides in developing certain of our pre-revenue initiatives. 37 2024 Trupanion Shareholder Letter Net cash** Adjusted operating  income  per share Revenue per  share Fully diluted  share count* Net income  (loss) YoY growth Adjusted  operating  income Invested capital  to acquire new pets YoY growth Total Revenue Enrolled Pets Year 37% (9.6) 44.4 $28.96 $2.58 275.2 1164.5 4.5 1$ 6% 1,285.7 1,677,570 2024 242.0 $1(44.7) 43.5 $25.47 .92 -7 83.5 6% 0$ 22% .4 1,108.6 1,714,2 473 023 239.0 $2.0$2 9 1.1(44.7) 42.8 7 18 89.3 4% 0$9 29% .4 05.2 1,537,2 573 022 $ 294.3 1$ .83 1$699. 39% 69.5 78.5 37% (35.5) 42.8 6.32 1,1 0 76,2 778 021 30$ 2.6 1$ .35 1157. 29% (5.8) 42.4 .85 1 45.1 31$5% 02.0 862,2 928 020 140$ .2 1.1$ 7 10.138. 2 0 (1646 $383.9 26% 33.3 44.2 39% .8) ,2 728 019 1$ 35.2 0$8. .84 0( 37.9 3 03 36% .9) 1$3 25% 23.7 .9 04.0 521,350 2018 $ 57.8 0( 35.4 $6.85 .66 123.4 58% .5) 1423 $242.7 29% 8.4 ,12 94 017 51$ .6 0$5.4 .42 0 3 (6.9) 34.9 17% 14.8 1$ 28% 4.7 1343 88.2 ,2 649 016 $ 45.6 0.10 $4.30 34.1 (13 7.2) 103.6% 1$ 27% 4.8 147.0 291,812 8 015 61$ .5 0.0(2 33.8 $3.43 3 1.2) -80% 0.9 11.1 $ 38% 11232 5.9 ,450 2014 Note: Total revenue, invested capital, adjusted operating income, net income (loss), and net cash shown in $ millions. *Total share count plus options and warrants granted, which includes outstanding shares plus unexercised/unvested options and RSUs. ** Cash, investments, and our building assets minus debt. Fig 15.0 Key Consolidated Financial Metrics

Primarily non -cash items such as depreciation and amortization ($16 million) and stock-based compensation ($32 million) help bridge to our $9.6 million net loss — a significant and very intentional improvement over the prior three years. Our capital expenditures reduced by almost 50% year-over-year from $18.3 million in 2023 to $9.7 million, below $10 million for the first time since 2020. As a result, we generated over $38 million in free cash flow, representing a margin of 3.0% on total revenues, above our new annual target of 2.5%. As for the Balance Sheet, we ended 2024 in a stronger financial position with over $275 million in net cash. Our largest insurance entity, APIC, maintained over $245 million of capital surplus, an excess of $140 million over our estimated minimum regulatory requirement. We continue to work with the New York Department of Financial Services to assess our financial position over the long-term and are assured we have significant headroom for growth available. 38 2024 Trupanion Shareholder Letter Let’s take a closer look at the financials of our Subscription segment. While our Other Business Segment generates substantial revenue, its contribution to AOI and intrinsic value is limited given its low profit margins. The table on the next page provides insight into how we’ve evaluated our business since our IPO — focusing on the Subscription segment, with the Other Business Segment included only for its cash flow contribution. Trupanion’s Business Subscription

(in $ millions)	2014	2015	2016	2017	2018	2019
Enrolled Pets in Subscription Segment	215,491	272,636	323,233	371,683	430,770	494,026
Subscription Revenue	$103.5	$133.4	$173.4	$218.4	$263.7	$321.2
YoY Change	*35%*	*29%*	*30%*	*26%*	*21%*	*22%*
Minus paid veterinary invoices	(74.0)	(95.2)	(124.4)	(155.2)	(190.5)	(231.7)
Minus variable expenses	(10.9)	(14.0)	(16.6)	(21.1)	(24.6)	(29.4)
Minus fixed expenses	(17.3)	(19.9)	(17.3)	(18.2)	(17.7)	(18.2)
Subscription Adjusted Operating Profit (AOI)	**1.3**	**4.3**	**15.0**	**23.8**	**31.0**	**41.9**
YoY Change		*231%*	*249%*	*59%*	*30%*	*35%*
Adjusted Operating Profit Margin (AOM)	*1.3%*	*3.2%*	*8.7%*	*10.9%*	*11.7%*	*13.0%*
Minus Subscription PAC *	**(10.9)**	**(14.7)**	**(14.5)**	**(18.4)**	**(23.3)**	**(32.9)**
Add Other Adjusted Operating Profit (AOI)	(0.6)	(0.8)	(0.2)	(0.5)	0.9	2.4
Minus Other PAC *	(0.1)	(0.1)	(0.2)	(0.2)	(0.4)	(0.4)
Minus capital expenditures **	(5.6)	(4.9)	(1.9)	(3.1)	(4.4)	(5.4)
Cash generated / (Cash used) ***	(15.9)	(16.2)	(1.8)	1.6	3.8	5.6

(in $ millions)	2020	2021	2022	2023	2024	10-yr CAGR
Enrolled Pets in Subscription Segment	577,957	704,333	869,862	991,426	1,041,212	17.1%
Subscription Revenue	$387.7	$494.9	$596.6	$712.9	$856.5	23.5%
YoY Change	*21%*	*28%*	*21%*	*19%*	*20%*	
Minus paid veterinary invoices	(277.9)	(351.9)	(432.8)	(539.7)	(621.1)	
Minus variable expenses	(35.4)	(48.5)	(58.6)	(69.2)	(80.7)	
Minus fixed expenses	(20.4)	(23.4)	(25.9)	(33.7)	(46.4)	
Subscription Adjusted Operating Profit (AOI)	**54.0**	**71.0**	**79.3**	**70.2**	**108.3**	**55.6%**
YoY Change	*29%*	*31%*	*12%*	*-12%*	*54%*	
Adjusted Operating Profit Margin (AOM)	*13.9%*	*14.3%*	*13.3%*	*9.8%*	*12.6%*	
Minus Subscription PAC *	**(44.2)**	**(69.0)**	**(79.8)**	**(70.2)**	**(64.4)**	**19.4%**
Add Other Adjusted Operating Profit (AOI)	3.0	7.5	9.9	13.4	6.2	
Minus Other PAC *	(0.8)	(0.5)	(0.6)	(0.2)	(0.0)	
Minus capital expenditures **	(7.5)	(12.4)	(17.1)	(18.3)	(9.7)	
Cash generated / (Cash used) ***	4.5	(3.4)	(8.3)	(5.1)	40.3	

*Pet acquisition cost (PAC) represents the capital we deploy to acquire new pets ** Excludes 2018 purchase of headquarter building
*** Simplified measure of cash flow, does not tie to our Free Cash Flow metric which is defined as cash provided by operating activities minus capital expenditures

Fig 16.0 Key Financial Metrics for our Subscription Business and Total Cash Generation

2024 TRUPANION SHAREHOLDER LETTER 39

$0.0 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 $200.0 $400.0 $600.0 $800.0 $1,000.0 Fig 17.0 Subscription Revenue (in $ millions) $0.0 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 $200.0 $400.0 $600.0 $800.0 $1,000.0 Pre-2014 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 Fig 18.0 Subscription Revenue by Cohort (in $ millions) 40 2024 Trupanion Shareholder Letter Subscription revenue for the year came in right on target, growing 20% to $856 million. Historically growth in pet count has been the primary driver of revenue, followed by growth in ARPU. This year, reflecting our tough but necessary pricing actions, ARPU did the heavy lifting, increasing 12% year over year. It’s frankly a blessing and brilliant part of our business that enables us to seek growth through a number of means. Often we grow with pet count, last year we grew with ARPU.

Most notably, our core subscription segment AOI Grew 54% year-over-year and

In 2024, as in prior periods, the majority of our revenue was created from our flagship “core” Trupanion monthly subscription product. This offering not only generates over 95% of our subscription adjusted operating income — the essential fuel for our growth — but also reflects the strongest attributes of our model: deep moats, a highly aligned value proposition, and enduring member loyalty. And, with its high lifetime value and consistently strong internal rates of return, it remains the most strategically impactful part of our portfolio. Because of this, it has — and will continue to be in 2025 — the focal point of our subscription business. Having been surprised with the first inflationary hike two years prior, we doubled-down our pricing analysis and continued with our steady assumption of mid-teens inflation through the first quarter of the year. We were right. The member rate changes set in late ‘23 to flow through our books in H1 of ‘24, enabled strong ARPU growth and a steady continuation of our margin expansion. Growth in ARPU for the Core Trupanion product hit an all-time high in Q4 of 2024 – increasing over 14% year-over-year. And while we landed shy of our long-term margin target for the year, we made significant strides returning our business to double-digit adjusted operating margin and exited the year with over 90% of our book priced to target. Growing in territories where our margins are temporarily too low creates a sub-par member experience as pet parents are virtually guaranteed to receive a 20%+ rate increase after their first year. As noted earlier, first year attrition is always a challenge – and combining this with higher-than-average rate increases naturally leads to higher churn. Given the need across all regions to right-size our margins we made the decision to hold back some of our pet acquisition dollars to prioritize delivery of the best -in-class member experience. 42 2024 Trupanion Shareholder Letter Core Trupanion The beauty of a strong monthly recurring revenue business is the assurance that the machine keeps running — even when the power is turned off. In our case, we slowed spend due to margin compression, yet revenue from our existing members and newly referred pet parents continued to grow — driven by our strong distribution channel, brand awareness, focus on member experience, and ongoing demand for our product. However, as we found through the year, our historical brand presence began to fade, signaling the need for reinvestment. As a result of the reduced spend, year-end pet count additions came in light by Trupanion standards, with only a modest increase in total subscription pets for the full year (see the financial table on page 39). While we are far from satisfied with the reduced pace of pet growth, this year’s performance is encouraging — especially against the backdrop of two years of receding acquisition dollars, and once-in-ageneration rate increases driven by veterinary inflation. It underscores the huge opportunity ahead for Trupanion, as we plan to increase the deployment of our growing adjusted operating income once again.

While we continue to refine and adjust our pricing to align to our long-standing goal of 15% adjusted operating margin, we have made Trupanion immeasurably and sustainably healthier exiting 2024. It is from a position of strength that we look to achieve the primary goal for our core business in 2025 to improve our core Trupanion retention, with a fast-follow secondary initiative to reignite our “gross adds” pet engine. 43 2024 Trupanion Shareholder Letter – Carolyn S. Trupanion recently saw Watson through a bout of bronchopneumonia. Two emergency visits, four x-rays, and more than 2 months of medication later and Watson is back to his happy self. Are we ever glad we had insurance. Thank you Trupanion!

A Plan Update 60-Month 44 2024 Trupanion Shareholder Letter

Trupanion in Germany and Switzerland trYpanion.de In the last 12-months we successfully launched our first European Trupanion branded product to market in Germany and Switzerland, a market with approximately 12,000 veterinary hospitals combined and an estimated pet population of 29 million. While it is still early days, the reception from the veterinary community has been positive, and we are pleased to bring a direct payment solution to a market that, we believe, is unrivaled. Our investment since launch has been negligible (less than 2% of PAC in H2 last year) and will likely remain at similarly low levels throughout 2025. This year, it’s our intention to test and refine this new P&L, in support of moving closer to our target operational metrics, and before we drive growth more aggressively.

PetExpert: Czechia, Slovakia and Belgium

Our market-leading team across Czechia, Slovakia and Belgium continue to expand across direct-to-consumer and veterinary channels. While we have yet to introduce the Trupanion brand to these European markets, we are making strong progress by deepening veterinary moats with key animal health partners and offering our unrivaled level of direct veterinary payment on behalf of our members.

In time, we will introduce the Trupanion-style product into these geographies; however having recently launched in Germany and Switzerland, we are mindful of the internal resources and support required to have two brand-new insurance products in market, and we will bide our time to ensure we can be confident in our market delivery.

As our company expands, we are pleased to now have alternative channels for capital deployment. Our goal is to double our addressable market and ultimately to diversify our growth options. With a strong foundation in several key European markets, we've built meaningful optionality. These efforts are helping to establish a more flexible platform for growth, giving us the ability to pivot or reallocate as needed to maintain momentum. And as we look toward our next strategic plan, they will allow us to expand our active hospitals and same store sale metrics in multiple ways.

Distribution with Partners and Products

Much like our core product, we have been focused on accurate pricing and strong member support for Chewy, Aflac and State Farm (State Farm promotes the core Trupanion product).

In all instances, therefore, we have seen moderate growth. Between these three brands we have 8 different product types consisting of both insurance and wellness components. Every product has performed differently and are generally accretive to our intrinsic value, and we will continue to look at expansion in-line with our partners' ambitions and to bring them quickly to scale.

Medium and Low ARPU Products: Furkin and PHI Direct

Having launched into Canada in 2021, PHI Direct and Furkin have become more deeply rooted in the Canadian market. Designed specifically to showcase different "swim lane" products sold direct-to-consumer, we have been gradually iterating with both brands and have had some good learnings, albeit with mixed results.

Furkin is further along the path towards scalability, with encouraging signs around cost-effective customer acquisition and retention tracking at, or above, expectations. PHI Direct, as a lower ARPU offering, naturally demands a more measured approach. We have learned the importance of maintaining discipline in spend, ensuring it aligns with our expectations of pet lifetime value. These insights have helped us better calibrate our investment strategy across both brands, optimizing for sustainable growth.

Soon, Furkin and PHI Direct will fall under our new underwriting entity in Canada, GPIC. This structure not only brings operational and regulatory alignment, but also supports long-term scalability and flexibility in how we manage and grow our Canadian business.

2024 TRUPANION SHAREHOLDER LETTER 46

Food Brand Landspath

One of the more unique components of our 60-month plan was the introduction of a bold new product line in our pet food brand, Landspath. 2024 was a good year for this incubation project. Created using new food processing, this unique pet food recipe is really taking shape after having been painstakingly crafted. The food itself is the result of “Test 73” (think WD40 +33!). In fact, aside from standard pet food testing, it has also passed stringent AAFCO testing — no mean feat and an example of the standards we are intending to operate this new line of business to.

Designed with the sole purpose of helping increase the health and wellbeing of our pets, when we demonstrate a pet is healthier when eating Landspath, we expect we can, in-turn, reduce monthly insurance premiums and increase the value provided to the pet parent. As a reminder, this product has also been designed to be sold exclusively through the veterinary channel, which will return a long-lost revenue stream back to the hospital through monthly recurring commissions. As hospitals struggle with the slower frequency of visits, this is yet another way the broader Trupanion business will align to the needs of the veterinary community.

When launched, Landspath will represent a meaningful step forward in the value we deliver to our members, the veterinary community, and in Trupanion’s overall share of the pet wallet. While I won’t go into detail for competitive reasons, our pet food team, consisting of Darryl (who’s having a lot of fun with this new project!) and a collection of brilliant global pet nutrition and other gurus are making big strides forward. We have developed plans to build out capacity and look forward to sharing more at our up-and-coming investor day in September.

Long-term, having a diversified product portfolio creates choices for investment and reduces singular category risk. What unifies all our efforts is the mission to help pet parents to budget and care for their pets, and food is most definitely a component of that!

2024 TRUPANION SHAREHOLDER LETTER 47

intrinsic value per share

The Team492024 Trupanion Shareholder Letter

The Team

In 2024, our team, which now exists in 9 countries around the world, performed incredibly well. Like a proud parent, one might argue most leaders would say the same, but beyond good results, the Trupanion community showed up in ways it never has before. It cannot be underestimated how difficult it is for a team so accustomed to managing rapid growth to instead take a pause, close our margin gap, learn new approaches and processes, and say farewell to their founding leader — all in a single year. And yet, they did.

For a company that has grown 20%+ in 9 of the last 10 years, whose psyche is always to help more pets, we took time in 2024 to bolster our structures and introduce processes that support a more streamlined and organized workflow. Culturally, this has marked a shift for the business. But with it comes a sense of awareness and an enhanced platform for reviewing and assessing the business to ensure it continues to thrive and allows us to execute with the same tenacity and proactivity as before.

Every single team member played a role, and I am immensely proud of how they rallied and showcased their commitment to maintain growth and enhance our financial position while simultaneously remediating two material weaknesses. These are not tasks for the faint-hearted, and I'm tremendously grateful for their commitment to our mission.

It's for this reason that we were pleased to share an allocation of stock-based compensation with the team, based on our per-share-growth in intrinsic value, as mentioned above. Looking ahead, I intend to be deliberate in making sure our global teams are set up for success.

This means greater recognition for team members, expanding learning and development programs, clearer paths for growth and collaboration, and a renewed focus on role clarity — to reinforce accountability, cross-functional execution, and the ability to move with speed, accuracy and diligence.

While I don't have the chance to see and talk with every team member, I say this from the heart when I say we are committed to them — wherever and whoever they are — we will do what's right for our people.

2024 TRUPANION SHAREHOLDER LETTER 50

FinishingStrong512024 Trupanion Shareholder Letter

Finishing Strong

With just 8 months left in our current strategic plan, the team is focused on ending the year, and the plan, strong. We will double-down on our core Trupanion brand, through prioritization of retention and gross pet adds, leaning especially into the veterinary channel and the moat that has made us the leading brand in the industry. Returning to our roots is a welcome reset, and I'm looking forward to seeing the team operate with increased fluidity as they move into their more natural, growth-oriented habitat.

While our 60-month plan presented an exciting and ambitious array of market opportunities to roll out over a 5-year period, this final stretch calls for focus to execute on the initiatives that we have now put in place. We will operate with a "less is more" mentality to achieve high quality execution. We will continue integrating our automation and tech platforms, with a goal of further enhancing our member experience, marketing performance and operational efficiency, and we look forward to ending this year with a virtually completed integration of all North American products onto our new Vision platform.

Trupanion turns 25 this year and one quarter of a century in, we now support over 1 million pets and their families. By the end of the year, we'll have paid out well over $3.5 billion in invoices — helping our members access care and enabling countless veterinary teams around the world to practice their best medicine.

61 Months and Beyond...

As we have discussed, our current strategic plan is steeped in opportunity, bold expansion and tenacious growth; this ambition will be consistent in our next chapter, building on the foundations of the last plan. We are excited to be setting the stage for what's to come, now that the foundations have been laid. We will exit 2025 with a global TAM of over 50,000 veterinary hospitals and an addressable market of over 300 million pet parents. If the current plan is considered as laying the groundwork, the next will be a springboard for growth.

To grow our intrinsic value per share, we will look to expand our active hospital count and same store sales. Combined with our North American market presence, our European endeavors unlock significant opportunity to do so in a consistent and compounding manner, setting up strong growth plans consistent with our past.

While the next strategic plan is in the early stages of development, investors should expect that we will double-down our focus on increasing the penetration of our core Trupanion product across North America. The market is ripe for growth and with our compounding adjusted operating income — which we expect to reach $200 million in the next few years — we will have ample resources to drive greater brand awareness in-parallel to the market adoption curve. We will bring the Trupanion brand in front of pet parents wherever they may be and stay true to our alignment and support of the veterinary industry through our Territory Partners to grow our same store sales metrics across North America and into Europe.

2024 TRUPANION SHAREHOLDER LETTER 52

Now that many of our newer initiatives are built and at varying degrees of scaling, expect us to make updates to how we think about these fledgling lines. For competitive reasons we'll keep our specific plans under wraps but needless to say, we have worked hard to give ourselves options and we will be selective and deliberate with our approach to allow us to seize the moment as the market expands. Outside of insurance, our food opportunity is starting to take shape, and we will continue to think proactively and innovative to evolve our technology and share our data insights that continue to enable our mission.

In the closing of our 2023 letter we purposefully discussed the impact of a more mature balance sheet:

> "As we continue to grow and mature, we recognize our growth levers will modulate and expand. We don't always anticipate every dollar will be reinvested to add pets (although the majority likely will), when we know the longer-term benefit to our mission is to enhance our balance sheet, enabled by our new free cash flow target. We are excited to do this for the long-term benefit of Trupanion and all of those in our ecosystem."

We have built on this concept in 2024 and it's right to expect that the same ambition will be present in the next strategic roadmap. We look forward to sharing more a year from now in our 2025 letter. Until then, we have every intention of continuing to be bold and aggressive in our chosen markets, proactively targeting growth opportunities and maximizing our returns.

Reflecting on my past 13 years with Trupanion, it's hard to remember a moment when we have been quite as primed for strong execution and performance as we are today. We have never had more hospitals within reach, as many people in the field, been in such a strong capital position, or had as much money to invest in growth. Perhaps most impactful of all, we have certainly never seen a global need as prevalent as today.

Since our inception, we've weathered recessions, political instability and emerged stronger while others have come and gone. We've been the first to respond, the most transparent, and we've grown through the hardest of times.

Twenty-five years in, our model is proven. We are well established, with deep moats and strong, protected points of difference. In our large, under penetrated market spanning multiple, global territories, our simple and repeatable monthly subscription model demonstrates, time and again, our pricing power and our member resilience.

Whether you read this as a shareholder, team member, veterinarian or member, know that we exited 2024 stronger, in every way. This resilient business is coming of age, and we look forward to you being part of our journey.

2024 TRUPANION **SHAREHOLDER LETTER** 53

End Notes

This letter and other publicly available reports include certain non-GAAP financial measures. These non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in its industry as other companies in its industry may calculate or use non-GAAP financial measures differently. In addition, there are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with GAAP, may be different from non-GAAP financial measures used by other companies and exclude expenses that may have a material impact on Trupanion's reported financial results. The presentation and utilization of non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. Trupanion urges its investors to review the reconciliation of its non-GAAP financial measures to the most directly comparable GAAP financial measures in its consolidated financial statements, and not to rely on any single financial or operating measure to evaluate its business. These reconciliations are included within our Supplemental Financial Information provided on Trupanion's Investor Relations website.

Our internal rate of return is calculated assuming the new subscription pets we enroll during the period will behave like an average subscription pet. Cash outflows from an average pet include average pet acquisition cost for the applicable period. Cash outflows also include a monthly capital charge, which we estimate as 1% of the monthly average revenue per pet for the four quarters preceding the period end date. Cash inflows from an average pet are calculated based on subscription revenue less cost of revenue from our subscription business segment for the 12 months prior to the period end date excluding stock-based compensation expense related to cost of revenue from our subscription business segment, sign-up fee revenue and the change in deferred revenue, minus fixed expenses related to our subscription business, which are the pro rata portion of general and administrative and technology and development expenses, less stock-based compensation, based on revenues. Further details on the calculation for 2024 are included within our Supplemental Financial Information provided on Trupanion's Investor Relations website. Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company's non-cash expenses, Trupanion believes that providing various non-GAAP financial measures that exclude stock-based compensation expense and depreciation and amortization expense allows for more meaningful comparisons between its operating results from period to period. Trupanion offsets new pet acquisition expense with sign-up fee revenue in the calculation of net acquisition cost because it collects sign-up fee revenue from new members at the time of enrollment and considers it to be an offset to a portion of Trupanion's new pet acquisition expenses. Trupanion believes this allows it to calculate and present financial measures in a consistent manner across periods. This letter also presents new pet acquisition expense on an after-tax basis, which management believes facilitates comparisons to companies that grow inorganically. Trupanion's management believes that the non-GAAP financial measures and the related financial measures derived from them are important tools for financial and operational decision-making and for evaluating operating results over different periods of time.

2024 TRUPANION SHAREHOLDER LETTER 54

Disclaimer this letter contains

Disclaimer (ctd.) 56 2024 Trupanion Shareholder Letter You should not rely on forward-looking statements as predictions or guarantees of future events. Although we believe that the assumptions and expectations reflected in the forward-looking statements are reasonable based on our historical experience, these assumptions and expectations involve significant judgment and uncertainty, and in some cases these assumptions and expectations (and therefore the judgment and uncertainty) have been projected over an extended period of time. Future results, levels of activity, performance or events and circumstances reflected in the forwardlooking statements may not be achieved or occur. We undertake no obligation to update publicly any forward-looking statements for any reason, except as required by law.

2019 Shareholder Letter 57 2024 Trupanion Shareholder Letter

Please note that this letter highlighted in green numbers in blue

When I first drafted this letter, we were still very early into what has evolved into a global health pandemic. I had intended to open with the following:Trupanion’s mission is simple: helping loving, responsible pet owners budget and care for their pets.Today, our mission feels particularly relevant. Providing pet owners peace of mind in periods of uncertainty is why Trupanion exists! I can think of several other “crises” or periods of uncertainty in our 20 year history, but not one that so clearly embodies the challenges of an unexpected health crisis.Planning for the unexpected is the heart of the problem Trupanion was designed to solve. How do pet owners budget for veterinary expenses if and when their pet becomes sick or injured?So, how do we know if we are progressing or doing well? The basic answer, like our mission, is simple: the more pet owners and pets that we are helping, the better we are doing. In addition, we have key metrics, which when monitored on annual intervals, provide insight into the overall strength and health of our business.We have three key financial goals. We don’t expect we will achieve them each and every year, but you can be assured that we will try our best. These three primary annual goals are:Grow total revenue between 20% and 30% annually.Compound the cash from existing and new pets. The keys to compounding cash flow are growth in pets, average revenue per pet, and our adjusted operating margin per pet. For our monthly subscription pets, we target an adjusted operating margin of 15%.Re-invest our discretionary cash at internal rates of return between 30% and 40%. At these internal rates of return, we aim to invest as much discretionary cash as possible, while remaining free cash flow positive. Adjusted Operating Margin (AOM): The amount of Adjusted Operating Income (defined below) as a percentage of revenue generated from our members during the period.Discretionary Cash: This is a term that we use to describe our cash flow that could be returnedto shareholders in the way of dividends. or reinvested to grow the company.Internal Rate of Return (IRR): A calculation used to evaluate the return on an investment over time.Free Cash Flow: Cash we generated from operations. net of any cash used on capital expendituressuch as purchases of property or equipment and reinvested to grow the business. 01

To Our **Shareholders**

> *If we dare to understand, progress is possible in all fields, scientific, political and moral. Problems are inevitable, because our knowledge will always be far from complete. Some problems are hard, but it is a mistake to confuse hard problems with problems unlikely to be solved.*
>
> –DAVID DEUTSCH

When I first drafted this letter, we were still very early into what has evolved into a global health pandemic. I had intended to open with the following:

Trupanion's mission is simple: helping loving, responsible pet owners budget and care for their pets.

Today, our mission feels particularly relevant. Providing pet owners peace of mind in periods of uncertainty is why Trupanion exists! I can think of several other "crises" or periods of uncertainty in our 20 year history, but not one that so clearly embodies the challenges of an unexpected health crisis.

Planning for the unexpected is the heart of the problem Trupanion was designed to solve. How do pet owners budget for veterinary expenses if and when their pet becomes sick or injured?

So, how do we know if we are progressing or doing well? The basic answer, like our mission, is simple: the more pet owners and pets that we are helping, the better we are doing. In addition, we have key metrics, which when monitored on annual intervals, provide insight into the overall strength and health of our business.

We have **three key financial goals**. We don't expect we will achieve them each and every year, but you can be assured that we will try our best. These three primary annual goals are:

> **Grow total revenue** between 20% and 30% annually.
>
> **Compound the cash from existing and new pets.** The keys to compounding cash flow are growth in pets, average revenue per pet, and our **adjusted operating margin** per pet. For our monthly subscription pets, we target an adjusted operating margin of 15%.
>
> **Re-invest our discretionary cash** at **internal rates of return** between 30% and 40%. At these internal rates of return, we aim to invest as much discretionary cash as possible, while remaining **free cash flow** positive.

Adjusted Operating Margin (AOM): The amount of Adjusted Operating Income (defined below) as a percentage of revenue generated from our members during the period.

Discretionary Cash: This is a term that we use to describe our cash flow that could be returned to shareholders in the way of dividends, or reinvested to grow the company.

Internal Rate of Return (IRR): A calculation used to evaluate the return on an investment over time.

Free Cash Flow: Cash we generated from operations, net of any cash used on capital expenditures such as purchases of property or equipment and reinvested to grow the business.

01

03Table 3. Key Financial Metrics Per ShareYear Total sharecount plusoptions, awardsand warrantsgranted1Revenueper shareYoYgrowthAdjustedoperatingincomeper shareYoYgrowthCash, short-terminvestments, ourbuilding assets,minus debt pershareYoYgrowthEarnings(loss) pershare22012 22,467,205 $2.47 53% $0.13 -7% $0.23 -30% $(9.76)2013 24,889,316 $3.37 36% $0.17 31% $0.32 39% $(6.23)2014 33,813,736 $3.43 2% $0.03 -82% $1.79 459% $(1.64)2015 34,138,237 $4.31 26% $0.11 267% $1.27 -29% $(0.62)2016 34,879,610 $5.40 25% $0.42 282% $1.40 10% $(0.24)2017 35,444,460 $6.85 27% $0.66 57% $1.53 9% $(0.05)2018 37,862,666 $8.03 17% $0.85 28% $3.56 133% ($0.03)2019 37,951,839 $10.12 26% $1.16 37% $3.67 3% ($0.05)1Share count includes outstanding shares plus unexercised options and unvested restricted stock,as well as shares granted in subsequent year pertaining to the year’s performance.2Loss per share is calculated using the GAAP basic weighted-average shares at year end.

Per-Share Performance

We closely track stock-based compensation and **dilution**. At the end of 2019, our fully diluted share count, including options and unvested restricted stock units, was **37,951,839**. In 2019, we calculated an increase in Trupanion's intrinsic value per share for compensation purposes (based on a two-year compounded annual growth rate) of 24.1% before stock grants. In accordance with our Intrinsic Value Incentive Plan, a portion of this intrinsic value growth is shared with our team members, with the remainder benefiting shareholders. Given our 24.1% intrinsic value per share growth in 2019, we shared 1.6% of this increase in value with the team, with the remaining 22.5% increase per share benefiting shareholders. Please see a full description of our Intrinsic Value Incentive Plan in the Compensation Discussion and Analysis section of our 2020 Proxy Statement. In order to share 1.6% with the team, the total size of the grant pool in 2019 was 479,039 shares. 154,138 were allocated during the year for new hire grants, individual performance awards and board compensation, leaving 324,901 shares that were issued in 2020 for our Performance Grant Program related to the 2019 fiscal year.

Our key financial metrics on a per share basis:

Table 3. Key Financial Metrics Per Share

Year	Total share count plus options, awards and warrants granted[1]	Revenue per share	YoY growth	Adjusted operating income per share	YoY growth	Cash, short-term investments, our building assets, minus debt per share	YoY growth	Earnings (loss) per share[2]
2012	22,467,205	$2.47	53%	$0.13	-7%	$0.23	-30%	$(9.76)
2013	24,889,316	$3.37	36%	$0.17	31%	$0.32	39%	$(6.23)
2014	33,813,736	$3.43	2%	$0.03	-82%	$1.79	459%	$(1.64)
2015	34,138,237	$4.31	26%	$0.11	267%	$1.27	-29%	$(0.62)
2016	34,879,610	$5.40	25%	$0.42	282%	$1.40	10%	$(0.24)
2017	35,444,460	$6.85	27%	$0.66	57%	$1.53	9%	$(0.05)
2018	37,862,666	$8.03	17%	$0.85	28%	$3.56	133%	($0.03)
2019	37,951,839	$10.12	26%	$1.16	37%	$3.67	3%	($0.05)

[1]Share count includes outstanding shares plus unexercised options and unvested restricted stock, as well as shares granted in subsequent year pertaining to the year's performance.
[2]Loss per share is calculated using the GAAP basic weighted-average shares at year end.

A quick note on the difference between **GAAP** earnings and cash flow. Unlike earnings, which is subject to GAAP accounting, cash flow represents the actual cash flowing into the company. Accounting standards, like the treatment of **deferred revenue** and **depreciation**, impact earnings, but are excluded from cash flow. We manage the business on a cash flow basis. The guardrails we have put in place regarding deployment of our capital are to do so at high internal rates of return (between 30 and 40%), while maintaining positive free cash flow.

Stock Dilution: The decrease in existing shareholders' ownership percentage of a company as a result of the company issuing new equity.

Generally Accepted Accounting Principles (GAAP): The accounting standards established by the Financial Accounting Standards Board and adopted by the U.S. Securities and Exchange Commission (SEC).

Deferred Revenue: At Trupanion, we collect an entire month of premium on the first day that a member enrolls. This also becomes their monthly billing date. For members that do not enroll on the first day of the month, a portion of what they paid for their subscription that applies to coverage in the following month must be noted as "deferred revenue." As an example, if a member enrolls on January 25TH, they would pay for coverage between January 25TH and February 24TH. We would consider 6 days of their monthly cost in January as "revenue," and the remaining 24 days would be considered "deferred revenue" in January. In February, those 24 days previously treated to as "deferred revenue" in January would be "revenue" in February.

Depreciation: When we purchase an asset whose value degrades over time (which is any physical asset that is not land), rather than noting the purchase of this asset as an expense at the time of purchase, we will instead spread out the cost of that expense over the life of the asset in accordance with GAAP. For example, if we purchase a $2,000 laptop for a team member, and that laptop is expected to last for four years before needing to be replaced, every month from the date of purchase we would reduce the value of the laptop by $41.66 in our books.

03

My Report Card on the Year Same Store Sales BThis was an area of good progress and learning in 2019. Same store sales measures the penetration rate of Trupanion insured pets among our existing active hospital base. We endeavor to grow our active hospital count, while simultaneously increasing the rate at which pets are enrolling with Trupanion at veterinary hospitals. Doing so is really, really hard!The rate at which we add active hospitals can influence growth in same store sales. Hospitals further down the adoption curve naturally carry a lower penetration rate of Trupanion insured pets. In 2019, we were able to deliver 11% growth in active hospitals, while increasing the number of pets that enrolled per active hospital per month to 1.14 from 1.13 in 2018.Growth in same store sales was driven by increased leads, benefiting from the number of hospitals that have installed our software and have an assigned inside Account Manager to act as a hospital’s point of contact in between Territory Partner visits. We ended the year with over 4,850 hospitals with our software, and about three dozen inside Account Managers. For those hospitals that have had our software and an assigned inside Account Manager for at least six months, we’re seeing a consistent 48% increase in the number of pets enrolled per hospital, per month.Conversion Rates COur primary challenge in increasing conversion rates lies in more effectively communicating our value proposition to prospective members. Our efforts to do so during 2019 did not move the needle, despite a significant investment year over year.Q3 was a good quarter, where certain tests and initiatives worked well. In Q4, our tests did not work well. We have plenty of reasons to be optimistic; as I write this letter, we have seen some encouraging improvements to this metric. Execution, however, is not always up and to the right. We will have to put 2019 down as a year of learning.Attached and linked to this year’s letter is a member facing document titled: “Why Trupanion.” This document provides some of the key content that we need to learn how to share more effectively with pet owners who are trying to decide if they should choose Trupanion. We are already exceptionally skilled at delivering this content over the phone. The team needs to become more proficient at delivering this content via multiple formats and delivery mechanisms. This information needs to then be reinforced for new members to help increase retention during the first year. Not all new members will take the time to digest this information, but I’m confident that those who do will not only be more likely to convert, they are also more likely to become brand ambassadors. Some Store Soles: The overage number of pets enrolled per active hospital per month.Penetration Rote: In this context, our penetration rate is the number of Trupanion-insured clients that a particular hospital cares for as a percentage of their total number of clients.Active Hospitals: A veterinary hospital that has one or more net pets enrolled every three months.Account Managers: Team members who support veterinary hospitals in between visits from our Territory Partners.Territory Portner: Entrepreneurial team members who are responsible for educating the veterinarians in their exclusive geography about the benefits of pet owners having high -quality medical insurancefor pets. Once they have established a relationship with these veterinarians, Territory Partners will work with veterinary staff to ensure that Trupanion members have a great customer experience when their pet gets sick or injured, which increases our retention rates. Note that the majority of a Territory Partner’s compensation is tied to keeping pets enrolled, not enrollingthem in the first place, which we consider to be a variable expense.Our Software: Our software communicates with the Practice Management Software insidea hospital, which allows us to pay hospitals directly at time of invoice and eliminates a major barrier to care-thereimbursement model (see page 07 for definition).Conversion Rotes: The percentage of pet ownerswho enroll with Trupanion after receiving a quote.

Nirvana B Getting closer to achieving nirvana was a major focus in 2019.

We have three items that make it difficult for our teams to hit our target of using 71% of our revenue to pay veterinary invoices for the average pet owner.

Culture & Team B+ 2019 was a mixed

How We Make Strategic Decisions When we are making

How we build our 15-year DCF model:

How many new pet enrollments should we include in future years when building our model?

STEP 1 when building then 15-year discounted cash flow model, we expansion beyond North America will be necessary. In this example, forecasted growth in active hospitals illustrates how our model can help inform our decision making years in advance.

Next, we will turn to retention. As introduced in our shareholder letter last year, I believe the following is the most helpful view of retention for the purposes of steps 2 and 3.

Table 6. 2018 Churn By Rate Change

2018 Churn	Active Pets at Year End	Number of Cancelled Pets	Percentage of Pets in 2018	Monthly Churn	Monthly Retention
No Rate Change (New Pets)	86,914	26,960	20.18%	**2.79%**	97.21%
Rate Change < 20%	290,719	30,000	**67.49%**	**0.93%**	99.07%
Rate Change > 20%	53,137	10,135	**12.34%**	**1.69%**	98.31%
Total	430,770	67,095	100.00%	1.40%	98.60%

We just started reviewing churn by the above member groupings in 2018. As mentioned, this model progresses as we continue to develop and refine assumptions with time. In the future, with more historical data, we may use a blended rate or another approach if those methodologies prove more accurate for capturing retention rates.

To project cancellations we consider that retention in the first year is different than retention after the first year a member enrolls. For this reason, cancellations are projected by using our historical experience for first year retention (and applying that rate to new pets added during the year). Reducing the number of pets that cancel within the first year, and before they ever receive a rate change, remains our biggest opportunity. After the first year, historical experience for retention is applied to our existing book of business each year. This better reflects the expected overall retention rate based on the number of new enrollments.

13

STEP 2

Calculate how many of the pets enrolling in the first year will also cancel in that first year.

Use the "Monthly Churn" for "Pets with No Rate Change" of **2.79%** from Table 6 to calculate.

Table 7. Net New Subscription Pets, Year 1 Churn

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sept	Oct	Nov	Dec	2019
Remaining subscription pets from prior month		**11,177**	**22,042**	32,604	42,871	52,852	62,554	71,986	81,155	90,068	98,732	107,154	
New subscription pets	**11,498**	11,498	11,498	11,498	11,498	11,498	11,498	11,498	11,498	11,498	11,498	11,498	
Monthly churn For new pets added in year 1 at 2.79%	**(321)**	(321)	(321)	(321)	(321)	(321)	(321)	(321)	(321)	(321)	(321)	(321)	
Monthly churn for remaining subscription pets at 2.79%	-	**(312)**	(615)	(910)	(1,196)	(1,475)	(1,745)	(2,008)	(2,264)	(2,513)	(2,755)	(2,990)	
Total 2019 cohort of new pets	**11,177**	**22,042**	32,604	42,871	52,852	62,554	71,986	81,155	90,068	98,732	107,154	115,341	**115,341**

The above shows 2019 gross pet adds averaged throughout the year. In reality, new pets added build throughout the year and vary based on seasonality and the number of days in a month. The variable enrollment growth within a year adds complexity without any meaningful change to the ultimate calculation.

Step 1:

11,498 new subscription pets in Jan '19
x **2.79%** monthly churn with no rate change in '18 (see Table 6)
321 predicted cancellations in Jan '19

11,498 new subscription pets in Jan '19
– 321 predicted cancellations in Jan '19
11,177 remaining pets enrolled from this cohort at the end of Jan '19

Step 2:

11,177 remaining pets enrolled from this cohort at the end of Jan '19
x **2.79%** monthly churn with no rate change ('18)
312 predicted cancellations in Feb '19 for new subscription pets in Jan '19

11,177 remaining pets enrolled from this cohort at the end of Jan '19
– 312 predicted cancellations in Feb '19 for new subscription pets in Jan '19
– 321 predicted cancellations in Feb '19 for new subscription pets in Feb '19
+ 11,498 new subscription pets in Jan '19
22,042 remaining pets enrolled from this cohort at the end of Feb '19

Step 3: Repeat Step 2 for every month through December to calculate the total retained pets who enrolled in the first year: **115,341**.

Project monthly cancellations 15Table 8. Monthly Retention of Existing PetsJan Feb Mar Apr May Jun Jul Aug Sept Oct Nov Dec 2019Pets whohave beenenrolledlongerthan ayear 430,770 426,247 421,771 417,342 412,960 408,624 404,333 400,088 395,887 391,730 387,617 383,547Monthlychurn of1.05% (4,523) (4,476) (4,429) (4,382) (4,336) (4,291) (4,245) (4,201) (4,157) (4,113) (4,070) (4,027)Remainingpets whohave beenenrolledlongerthan ayear 426,247 421,771 417,342 412,960 408,624 404,333 400,088 395,887 391,730 387,617 383,547 379,520 379,520Step 1: 430,770 subscription enrolled pets as of December 31, 2018x 1.05% monthly churn4,523 Jan churn430,770 subscription enrolled pets as of December 31, 2018– 4,523 Jan churn426,247 remaining pets who have been enrolled longer than a year at the end of Jan ‘19Step 2: 426,247 remaining pets who have been enrolled longer than a year at the end of Jan ‘19x 1.05% monthly churn4,476 Feb churn426,247 remaining pets who have been enrolled longer than a year at the end of Jan ‘19– 4,476 Feb churn421,771 remaining pets who have been enrolled longer than a year at the end of Feb ‘19Step 3: Repeat Step 2 for every month through December to calculate remaining pets who havebeen enrolled longer than a year at the end of 2019: 379,520.3

STEP 4

Predict total number of pets enrolled in each month of the first year. Sum each month of total retained pets through the year to calculate total **pet months** for the year.

Compare this to actual pet months of 5,575,676 in 2019—slightly below our prediction, due to a slight decline in our actual retention rates in 2019, shown below:

Pet Months: The sum of adding together the ending enrolled pets each month over a period of time.

Table 9. Subscription Pet Months

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sept	Oct	Nov	Dec	2019
Total 2019 cohort retained new pets	11,177	22,042	32,604	42,871	52,852	62,554	71,986	81,155	90,068	98,732	107,154	115,341	
Total retained existing pets	426,247	421,771	417,342	412,960	408,624	404,333	400,088	395,887	391,730	387,617	383,547	379,520	
Total retained pets	**437,424**	**443,813**	**449,946**	**455,831**	**461,476**	**466,887**	**472,074**	**477,042**	**481,798**	**486,349**	**490,701**	**494,861**	**5,618,202 Pet Months**

Note that the sum of the bottom row of Table 9 is **5,618,202**, which is what we call pet months. The above calculation is a simplified illustrative example compared to our actual model, and when we factor in the impact of new pets added in 2018 that have higher cancellations for a portion of 2019; the total pet months projected for 2019 was 5,602,431 in our model. This is the number of subscription "pet months" we would use to project 2019 in our DCF model. Pet months is a metric that we commonly use within the company and it will come up later in the model analysis.

437,424	Jan
443,813	Feb
449,946	Mar
455,831	Apr
461,476	May
466,887	Jun
472,074	Jul
477,042	Aug
481,798	Sept
486,349	Oct
490,701	Nov
+ 494,861	Dec
5,618,202	pet months '19

Compare this to actual pet months of 5,575,670 in 2019—slightly below our prediction, due to a slight decline in our actual retention rates in 2019, shown below:

Table 10. 2019 Churn By Rate Change

2019 Churn	Active pets at year end	Number of canceled pets	Distribution	Monthly Churn	Monthly Retention
No Rate Change	100,008	30,155	20.24%	2.70%	97.30%
Rate Change < 20%	306,681	34,138	62.08%	1.00%	99.00%
Rate Change > 20%	87,337	13,734	17.68%	1.41%	98.59%
Total	494,026	78,027	100.00%	1.42%	98.58%

16

Isolate the cash earned from a single average subscription 17Table 11. 2018 Per Pet Monthly Economics2018Average monthly cost (ARPU) $54.34 100.0%– Paying veterinary invoices (COGS) ($39.33) 72.4%– Variable expense (fast, 24/7 service) ($5.08) 9.3%= Contribution profit $9.93 18.3%– Fixed expenses (G&A + IT) ($3.65) 6.7%= Profit per pet per month $6.28 11.6%– a 1% capital charge ($0.54) 1.0%= the cash generated per month for the average pet $5.74 10.6%5

Back to our monthly subscription economics. In 2018, our pet owners paid us an average $54.34 per pet. Our cost to deliver on our product, including a 1% charge for our required surplus capital, was $48.60. This left us with **$5.74** profit for the average pet in 2018 prior to investment in new pet acquisition.

Our average lifetime retention of a pet was 71.4 months in 2018. 71.4 months x $5.74 = $409.84. We spent $23 million dollars one-time enrolling approximately 126,000 new subscription pets in 2018 that, excluding sign-up fees, averages to $164 spent per pet. Investing $164 once to get $409.84 in return is a 250% return on your invested capital. Because it takes 71 months to earn back that capital, the 250% return equates to an estimated 46% average return per year, which we describe as our internal rate of return (IRR).

As a reminder, in 2018 our reported internal rate of return was informed by our **blended adjusted operating income**. Had we isolated per pet unit economics specific to our subscription business, our estimated internal rate of return in 2018 would have been 46%. At a 46% IRR, there is room to be more aggressive in the deployment of our acquisition spend!

Blended Adjusted Operating Income: The AOI for both our subscription business and our other business. Moving forward, when we use the term "AOI" (as opposed to "Blended AOI"), we are referring to the AOI of our subscription business only.

Which margin matters, and why?

When building a DCF model, the breakdown of the margin above the "cash generated" line does not matter to me because it does not impact the cash flow. See these three examples:

Table 12. Cash Flow Per Month Margin Examples

	Example 1	**Example 2**	Example 3
Average monthly cost (ARPU)	100%	100%	100%
– Paying veterinary invoices (COGS)	68%	71%	73%
– Variable expense (fast, 24/7 service)	11%	9%	8%
– Fixed expenses (G&A + IT)	6%	5%	4%
= Adjusted operating margin	15%	15%	15%
– Capital charge for money we are required to hold in cash or assets	1%	1%	1%
= Cash generated per month for the average pet after a capital charge	14%	14%	14%

Although these three examples would yield the same cash flow per month, they would likely have different outcomes. Example 1 would be the easiest to manage as you would have more money for operating both your variable and fixed expenses. Example 3 would be the most difficult to execute but would likely yield the best long-term value as the pet owner would be receiving the best value proposition. All else being equal, over time I would expect that Example 3 would have higher conversion rates and longer retention rates than Examples 1 or 2. Example 3 has the biggest moats and is therefore the most likely to have consistent growth over long periods of time.

For the next several years, we will be targeting **Example 2**. Our COGS target is the most difficult to hit and we can expect fluctuations of +/- 2% for a year if we are executing well.

18

Back to Step 5: Isolate the cash earned from a single average subscription pet per month.

We have our per pet unit economics for 2018. How do we determine what to use as an average cash flow per pet in 2019 and in future years? We increase 2018 ARPU by 5.5% to represent the projected annual increase in the cost of veterinary care. Remember, we're a **cost-plus model**, and we historically have seen the cost of veterinary care rise 5-6% each year. We anticipate this trend to continue and will revisit this metric again in our discussion of terminal year value.

We should also include an assumption of our estimated profit per pet per month after our fixed expenses and a one percent capital charge (prior to new pet acquisition expense).

We project spend for paying veterinary invoices and variable expenses using a 3-year historical average of our subscription **gross margin** to ensure that we do not assume changes in gross margin until proven to be repeatable. Following this, we project that our fixed expenses will continue to scale at approximately half the rate of revenue to 5.8% of revenue in 2019 and continued scale to our 5% target thereafter. In future years, we do not allow our fixed expenses to scale beyond our 5% target, with the exception of allowing the benefits of owning our home office building to flow through. As a reminder, our building acquisition also was done to provide surplus capital efficiencies and long-term space planning flexibility.

Based on the methodology discussed above, we would predict the following 2019 per-pet economics, compared to 2019 actuals.

Cost-Plus Model: Trupanion's pricing methodology involves first understanding the cost of paying for items covered under our policy, then adding in the cost of running our business plus a small profit, which equals the monthly cost of the insurance policy. Most insurance companies will instead target a specific monthly cost for their customers, and in doing so, they must lessen their coverage (sometimes annually) in order to meet this target monthly cost.

Gross Margin: Our profit after paying claims, as well as the cost associated with paying out claims and supporting members, expressed as a percentage of revenue. This margin does not include our fixed expenses.

Table 13. Per Pet Unit Economics–Predicated Vs Actual

	2018 Actuals		2019 Predicted		2019 Actuals	
Average monthly cost (ARPU)	$54.34	100.0%	$57.32	100.0%	$57.52	100.0%
– Paying veterinary invoices (COGS)	($39.33)	72.4%	($40.99)	71.5%	($41.56)	72.2%
– Variable expense (fast 24/7 service)	($5.08)	9.3%	($5.45)	9.5%	($5.27)	9.2%
= Contribution profit	$9.93	18.3%	$10.88	19.0%	$10.69	18.6%
– Fixed expenses (G&A + IT)	($3.65)	6.7%	($3.29)	5.7%	($3.26)	5.7%
= Profit per pet per month	$6.28	11.6%	$7.59	13.2%	$7.43	12.9%
- Capital charge for money we are required to hold in cash or assets	($0.54)	1.0%	($0.57)	1.0%	($0.58)	1.0%
= Cash generated per month for the average pet	$5.74	10.6%	$7.02	12.2%	$6.85	11.9%

Viewing our per pet economics against 2019 actuals illustrates a predicted improvement in our adjusted operating margin that wasn't fully realized by **0.3%** of margin in 2019.

19

Based on the expected pet growth and churn determined in previous steps, the 2018 model predicted 491,440 total subscription pets enrolled by the end of the year 2019 with 5,602,431 pet months. When multiplied by the projected $7.02 of cash earned for the average pet in a month in 2019, the total cash generated from the subscription pets would be $39.3M for the year. This projection is compared to actuals below.

Table 14. Predictive Accuracy Of Cash Generated By The Average Subscription Pet

	Monthly cash generated from the average subscription pet	Total Pet Months	Total cash generated from subscription pets
2019 Predicted	$7.02	5,602,431	$39.3M
2019 Actual	$6.85	5,575,670	$38.2M

To determine the remaining future enrollments to add annually, we use the historical growth assumptions to project the first 5 years after the current year in the model. As a reminder, these assumptions are a combination of two drivers: (1) the 3-year average of the historical growth rate in active hospitals, and (2) the 3-year average of the historical same store sales growth in pets. Adding in our churn rates by new and existing pet cohorts provides our pet month additions through year 5 after the current year.

To avoid creating too much volatility in the outer years of the model, we then project pet months for the remaining years at a constant growth rate (until the terminal year) based on the trend in pet months.

Using this methodology to calculate our value in 2019, we updated for our 2019 actuals and projected future pet months and subscription cash generated based on the methodology discussed above, resulting in the following (prior to the terminal year).

Table 15. Discounted Cash Flow Model Inputs 1.1

	Monthly cash generated from the average subscription pet	Total pet months	Total cash generated subscription pets
2018 Actual	$5.74	4,843,802	$27.8M
2019 Actual	$6.85	5,575,670	$38.2M
2020	$7.78	6,407,329	$49.9M
2021	$8.47	7,280,343	$61.7M
2022	$9.18	8,242,219	$75.6M
2023	$9.81	9,304,305	$91.3M
2024	$10.32	10,479,007	$108.1M
2025	$10.86	11,781,547	$127.9M
2026	$11.43	13,230,666	$151.2M
2027	$12.04	14,850,112	$178.8M
2028	$12.68	16,667,751	$211.4M
2029	$13.37	18,707,901	$250.1M
2030	$14.09	20,997,766	$295.9M
2031	$14.86	23,567,914	$350.1M
2032	$15.67	26,452,650	$414.4M

STEP Add the cash generated from our other business segment

Now back to our exercise.

In 2018, we earned **$0.5 million** of cash on $40.2 million of revenue. As the North American category has been growing in revenue, at approximately 20% for the last three years, we model our cash in this segment based on the 20% year over year revenue growth rate in the category, net of the three year historical average gross margin and a fixed expense percentage in line with the fixed expenses discussed in Step 5. See below for results:

Table 16. Discounted Cash Flow Model Inputs 1.2

	Monthly cash generated from the average subscription pet	Total Pet Months	Total cash generated subscription pets	Total cash generated other pets	Total cash generated
2018 Actual	$5.74	4,843,808	$27.8M	**$0.5M**	$28.3M
2019 Actual	$6.85	5,575,676	$38.2M	**$1.7M**	$39.9M
2020	$7.78	6,407,329	$49.9M	$1.6M	$51.5M
2021	$8.47	7,280,343	$61.7M	$2.3M	$64.0M
2022	$9.18	8,242,219	$75.6M	$3.1M	$78.7M
2023	$9.81	9,304,305	$91.3M	$4.0M	$95.3M
2024	$10.32	10,479,007	$108.1M	$4.8M	$112.9M
2025	$10.86	11,781,547	$127.9M	$5.7M	$133.6M
2026	$11.43	13,230,666	$151.2M	$6.9M	$158.1M
2027	$12.04	14,850,112	$178.8M	$8.2M	$187.0M
2028	$12.68	16,667,751	$211.4M	$9.9M	$221.3M
2029	$13.37	18,707,901	$250.1M	$11.8M	$261.9M
2030	$14.09	20,997,766	$295.9M	$14.3M	$310.2M
2031	$14.86	23,567,914	$350.1M	$17.2M	$367.3M
2032	$15.67	26,452,650	$414.4M	$20.8M	$435.2M

Note that actual cash generated by our other business in 2019 was $1.7M—an increase of $1.1M over what the model would have predicted in 2018, because this segment grew more than 20% in 2019.

22

STEP 7

Determine how much of our discretionary cash we should expect to spend to grow the number of enrolled pets.

In our model, our total acquisition spend for the subscription business is based on a per pet acquisition cost (PAC), multiplied by the number of new pets in a given year. We estimate this allowable pet acquisition cost based on the calculated internal rate of return (IRR) of our average pet. Our target IRR is between 30% and 40% for all new subscription pets.

Our pet acquisition cost is a one-time expense that we pay to enroll a new pet. These expenses are recorded as sales and marketing in our income statement. Unlike many business models, we do not have ongoing sales and marketing expense for renewing pets. We pay a small, on-going residual to our Territory Partners, but those expenses are recorded as a part of our variable expenses.

For a given period of time, we take our total sales and marketing expense minus our one-time enrollment sign-up fee, and divide it by the number of new pets. This is our methodology to calculate our average pet acquisition cost (PAC). Several years ago, the majority of our sales and marketing spend was directed at creating leads. Today our pet acquisition costs are split between the costs associated with creating long-term lead sources and the costs of converting these leads.

Table 17. Discretionary Cash Available For Acquisition Spend, Per Pet

	Contribution profit over the life of an average pet	Fixed expenses over the life of an average pet	Total profit over the life of the average pet*	PAC	Lead[1]	Convert[2]
2016	$631	$341	$290	$123	85%	15%
2017	$727	$318	$409	$152	75%	25%
2018	$710	$261	$449	$164	60%	40%
2019	$753	$230	$523	$212	50%	50%

[1]Please note that in our filings, we refer to this as our key metric called "LVP, including fixed expenses." We have titled this column to align with the row titled "Profit Per Pet Per Month" in Table 11 of this letter.
[2]Historically, we have not tracked the attribution between our lead and conversion costs. Therefore, the percentages in Table 17 are internal management estimates.

To determine the overall acquisition spend in the model, we break out our costs into two buckets. The first bucket is for the new pets we estimate will enroll through the **refer-a-friend** and **add-a-pet** channels. This is an important cohort of our new enrollments that we monitor and report regularly. For several years, 0.7% of our total book consistently enrolled a new pet each month by either adding a new pet to their policy or referring a friend with a new pet. For this model, we calculate our allowable spend at a 30% IRR and estimate that we will spend **50%** of that amount on this first bucket of pets. We estimate this at 50%, given that we incur virtually no lead expense associated with these new pets as they are directly referred from, or added by, our existing members, and this level of spend is consistent with our historical estimates.

Refer-A-Friend: Members who learned about Trupanion from their friend or relative, who recommended that they also enroll. Refer-a-friend historically grows as a percentage of total pets enrolled.

Add-A-Pet: Members who already have a pet enrolled and choose to enroll another pet. Add-a-pet historically grows as a percentage of total pets enrolled.

23

For the remaining new pets that enroll, we assume they will come at the bottom end of our allowable IRR range, which is 30%. In 2018, approximately 74% of our new enrollments were acquired outside of members adding pets or referring friends. It is the blend of these two cohorts that gave us a 46% IRR in 2018.

To break this down further, let me reference back to our earlier discussion beginning on page 17, "Why we add a 1% capital charge."

> *Our average lifetime retention of a pet was 71.4 months in 2018. 71.4 months x **$5.74** = $409.84. We spent $23 million dollars one-time enrolling approximately 126,000 new subscription pets in 2018 that, excluding sign-up fees, averages to $164 spent per pet. Investing $164 once to get $409.84 in return is a 250% return on your invested capital. Because it takes 71 months to earn back that capital, the 250% return equates to an estimated 46% average return per year, which we describe as our internal rate of return (IRR).*

Table 18. Discounted Cash Flow Model Inputs 1.3

	Monthly cash generated from The Average subscription pet	Total Pet Months	Total cash generated subscription pets	Total cash generated other pets	Total cash generated	Acquisition spend minus sign up fee	Cash after acquisition spend
2018 Actual	**$5.74**	4,843,802	$27.8M	$0.5M	$28.3M	$21.1M	$7.2M
2019 Projected	$7.02	5,602,431	$39.3M	$0.6M	$39.9M	**$30.4M**	$9.5M
2019 Actual	$6.85	5,575,670	$38.2M	$1.7M	$39.9M	**$30.4M**	$9.5M
2020	$7.78	6,407,329	$49.9M	$1.6M	$51.5M	$38.4M	$13.1M
2021	$8.47	7,280,343	$61.7M	$2.3M	$64.0M	$46.7M	$17.3M
2022	$9.18	8,242,219	$75.6M	$3.1M	$78.7M	$56.5M	$22.2M
2023	$9.81	9,304,305	$91.3M	$4.0M	$95.3M	$67.4M	$27.9M
2024	$10.32	10,479,007	$108.1M	$4.8M	$112.9M	$79.1M	$33.8M
2025	$10.84	11,781,547	$127.9M	$5.7M	$133.6M	$93.0M	$40.6M
2026	$11.43	13,230,666	$151.2M	$6.9M	$158.1M	$109.5M	$48.6M
2027	$12.04	14,850,112	$178.8M	$8.2M	$187.0M	$129.3M	$57.7M
2028	$12.68	16,667,751	$211.4M	$9.9M	$221.3M	$153.0M	$68.3M
2029	$13.37	18,707,901	$250.1M	$11.8M	$261.9M	$180.9M	$81.0M
2030	$14.09	20,997,766	$295.9M	$14.3M	$310.2M	$214.2M	$96.0M
2031	$14.86	23,567,914	$350.1M	$17.2M	$367.3M	$253.4M	$113.9M
2032	$15.67	26,452,650	$414.4M	$20.8M	$435.2M	$300.0M	$135.2M

We highlight that actual acquisition spend in 2019, less sign-up fee revenue, was **$30.4M** which is exactly what we had projected in our model in 2018.

24

STEP The last component of the 15 Year discounted cash flow

In the terminal year, there would be **$461.8M** in cash earned from subscription pets assuming a 5.5% increase in ARPU, resulting in **$16.51** of monthly cash generated from the average subscription pet.

Table 19. Discounted Cash Flow Model Inputs 1.4

	Monthly cash generated from the average subscription pet	Total Pet Months	Total cash generated subscription pets	Total cash generated other pets	Total cash generated
2019 Actual	$6.85	5,575,670	$38.2M	$1.7M	$39.9M
2020	$7.78	6,407,329	$49.9M	$1.6M	$51.5M
2021	$8.47	7,280,343	$61.7M	$2.3M	$64.0M
2022	$9.18	8,242,219	$75.6M	$3.1M	$78.7M
2023	$9.81	9,304,305	$91.3M	$4.0M	$95.3M
2024	$10.32	10,479,007	$108.1M	$4.8M	$112.9M
2025	$10.86	11,781,547	$127.9M	$5.7M	$133.6M
2026	$11.43	13,230,666	$151.2M	$6.9M	$158.1M
2027	$12.04	14,850,112	$178.8M	$8.2M	$187.0M
2028	$12.68	16,667,751	$211.4M	$9.9M	$221.3M
2029	$13.37	18,707,901	$250.1M	$11.8M	$261.9M
2030	$14.09	20,997,766	$295.9M	$14.3M	$310.2M
2031	$14.86	23,567,914	$350.1M	$17.2M	$367.3M
2032	$15.67	26,452,650	$414.4M	$20.8M	$435.2M
Terminal year	**$16.51**	27,978,852	**$461.8M**	$23.9M	**$485.7M**

In the terminal year, at a 30% internal rate of return, our target PAC spend would be **$620** per pet. To achieve steady state growth in our terminal year, we would need to replenish 28,939 enrolled pets per month (the result of a 1.24% monthly churn rate). In our DCF model, we assume that 16,321 new pets per month, or 0.7% of the book, will come from existing pet owners adding pets or referring their friends. For the model, we have assumed these pets were acquired at 50% of our allowable PAC (or **$310**), as they would not require lead generation costs. The remaining 12,618 new pets per month would come in at our allowable PAC spend of $620. This results in a blended PAC spend of $445 per pet for the combined cohorts. See the chart below.

Table 20. Terminal Year Cash After PAC Spend

	New enrollments, terminal year	PAC	
Terminal year cash generated			**$485.7M***
Refer-a-friend & add-a-pet acquisition spend	195,852	**($310)**	($60.7M)
New pet acquisition spend	151,411	**($620)**	($93.9M)
Net profit in terminal year			**$331.3M**

*Excludes sign-up fees.

26

In the terminal year, the model would predict a **$331.3M** net profit before taxes.

Table 21. Discounted Cash Flow Model Inputs 1.5

	Monthly Cash Generated From The Average Subscription Pet	Total Pet Months	Total Cash Generated Subscription Pets	Other Pets	Total Cash Generated	PAC spend minus sign up fee	Cash after PAC spend
2019 Actual	$6.85	5,575,670	$38.2M	$1.7M	$39.9M	$30.4M	$9.5M
2020	$7.78	6,407,329	$49.9M	$1.6M	$51.5M	$38.4M	$13.1M
2021	$8.47	7,280,343	$61.7M	$2.3M	$64.0M	$46.7M	$17.3M
2022	$9.18	8,242,219	$75.6M	$3.1M	$78.7M	$56.5M	$22.2M
2023	$9.81	9,304,305	$91.3M	$4.0M	$95.3M	$67.4M	$27.9M
2024	$10.32	10,479,007	$108.1M	$4.8M	$112.9M	$79.1M	$33.8M
2025	$10.86	11,781,547	$127.9M	$5.7M	$133.6M	$93.0M	$40.6M
2026	$11.43	13,230,666	$151.2M	$6.9M	$158.1M	$109.5M	$48.6M
2027	$12.04	14,850,112	$178.8M	$8.2M	$187.0M	$129.3M	$57.7M
2028	$12.68	16,667,751	$211.4M	$9.9M	$221.3M	$153.0M	$68.3M
2029	$13.37	18,707,901	$250.1M	$11.8M	$261.9M	$180.9M	$81.0M
2030	$14.09	20,997,766	$295.9M	$14.3M	$310.2M	$214.2M	$96.0M
2031	$14.86	23,567,914	$350.1M	$17.2M	$367.3M	$253.4M	$113.9M
2032	$15.67	26,452,650	$414.4M	$20.8M	$435.2M	$300.0M	$135.2M
Terminal Year	$16.51	27,978,852	$461.8M	$23.9M	$485.7M	$154.4M	**$331.3M**

Table 22. Terminal Year P&L

Subscription revenue	$3,393M	
Other revenue	$874M	
Total revenue	**$4,267M**	100%
Cash earned after capital charge	$486M	11%
- PAC	($154M)	4%
=Net profit before taxes	**$331M**	8%

27

In our 2019 model shown above, in 2033, the terminal year, we would have 2.3 million subscription pets with an average monthly revenue per pet of $122. The model shows total revenue of **$4,267 million** and a net profit before taxes of **$331 million** in the terminal year of 2033.

Based on the present value of cash generated each year, a discount rate of **10.8%** (which we consider appropriate based on our calculated weighted average cost of capital), and the terminal year results, the model would indicate an intrinsic value in 2019 of $1.26 billion. Additionally, we include the present value of cash flows we expect to generate during the 15 year period from our insurance entity purchasing full ownership of our home office building, which totals $25.7M. This is a total intrinsic value in 2019 of **$1.29 billion.** Our fully diluted share count (which includes all unvested shares and unexercised options) at the end of 2019 was 37,626,938. This equates to an intrinsic value per fully diluted share of $34.21, since using the fully diluted share count is the most conservative view. If you wanted to calculate our intrinsic value using **outstanding shares** instead, it would have been $36.45 at the end of 2019. Internally, we are more focused on our intrinsic value using our fully diluted share count when determining the value of our business, as well as the change from the prior year.

Outstanding Shares: Stock that is fully owned by all of our stockholders.

One could argue our cost of equity should be higher or lower. While we view 10.8% as conservative, a sensitivity analysis results in the following:

Table 23. Valuation Sensitivity Analysis

	Discount rate	9.8%	**10.8%**	11.8%
Terminal growth rate	4.5%	$1.56B	$1.20B	$0.96B
	5.0%	$1.69B	**$1.29B**	$1.01B
	5.5%	$1.86B	$1.38B	$1.07B

Terminal Growth Rate: The perpetual rate of growth we would expect of our business when it hits a steady state.

If going into a year, or a string of years, our model were to indicate that the predicted year-over-year change in our intrinsic value per share was to be below an acceptable return, then we would need to adjust our strategy to positively impact our key metrics.

What is an acceptable return? From my perspective, as a publicly traded **small-cap company** in a large under-penetrated market, we would expect to deliver out-sized returns to that of an **index fund**; otherwise, one would not accept the added risk. 15% is our floor. At 20% we are happy, and at 25% we are doing back-flips.

Small-Cap Company: Publicly traded company with a market value of less than $5 billion.

Index Fund: An investment vehicle where one can own an equal percentage of all of the public companies included in the index fund, therefore getting an average return on investment on all of those publicly traded companies.

Common sense disclosure

We have provided this explanation of how we calculate intrinsic value for our company to help you in your own analysis and investment process. Our method is continually being refined. We hope we can share this information with you in a way that does not result in us, or other public companies, needing to be less transparent in the future.

In closing As the CEO of Trupanion, it is my intention to share our key metrics as transparently as possible.

END NOTES

In this letter and our other publicly available reports, we present certain non-GAAP measures, including adjusted EBITDA, variable expenses, fixed expenses, adjusted operating income, adjusted operating margin, acquisition cost, and free cash flow. These non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in our industry as other companies in our industry may calculate or use non-GAAP financial measures differently. In addition, there are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and exclude expenses that may have a material impact on Trupanion's reported financial results. The presentation and utilization of non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. Trupanion urges its investors to review the reconciliation of its non-GAAP financial measures to the most directly comparable GAAP financial measures in its consolidated financial statements, and not to rely on any single financial or operating measure to evaluate its business. These reconciliations are included within our Supplemental Financial Information provided on Trupanion's Investor Relations website.

Our internal rate of return is calculated assuming the new pets we enroll during the year will behave like an average pet. Specifically, our 2019 calculation assumes adjusted operating income (calculated as the average monthly revenue for new pets of $57.52 factored by the adjusted operating margin of 11.5%) for an average subscriber life of 70.4 months (calculated as the quotient obtained by dividing one by the churn rate, which equals one minus the average monthly retention rate of 98.58%).

Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company's non-cash expenses, Trupanion believes that providing various non-GAAP financial measures that exclude stock-based compensation expense and depreciation and amortization expense allows for more meaningful comparisons between its operating results from period to period. Trupanion offsets sales and marketing expense with sign-up fee revenue in the calculation of net acquisition cost because it collects sign-up fee revenue from new members at the time of enrollment and considers it to be an offset to a portion of Trupanion's sales and marketing expenses. Trupanion believes this allows it to calculate and present financial measures in a consistent manner across periods. Trupanion's management believes that the non-GAAP financial measures and the related financial measures derived from them are important tools for financial and operational decision-making and for evaluating operating results over different periods of time.

DISCLAIMER

This letter contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and section 27A of the Securities Act of 1933, as amended (Securities Act). All statements contained in this letter other than statements of historical fact, including statements regarding lifetime values of a pet, discounted cash flows and our intrinsic value model, future results of operations and financial position (including ARPU, AOM, AOI, IRR, PAC, new pets enrolled, retention and churn, active hospitals, international expansion, veterinary invoices, and variable and fixed expenses) our business strategy and plans and our objectives for future operations. In particular, this letter extensively discusses our internal discounted cash flow model, and you should regard substantially all parts of this discussion as forward-looking statements. In addition, the are forward-looking statements. The words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "model," "plan," "potentially," "predict," "project," "target," "will," "would," and similar expressions that convey uncertainty of future events or outcomes, are intended to identify forward-looking statements.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including risks relating to:

- our net losses since inception, our ability to maintain revenue growth, maintain profitability, obtain returns on our investments in pet acquisition, and other financial risks;
- our ability to attract online visitors, grow or member base, and maintain retention rates;
- our ability to maintain relationships with Territory Partners, veterinarians and strategic partners;
- our ability to remain competitive and maintain brand recognition;
- our ability to scale our infrastructure, manage our growth, budget for veterinary invoice expenses, and other business risks;
- our other business;
- security breaches, payment processing, and related technology and intellectual property matters;
- compliance with risk-based capital and other regulations;
- litigation or regulatory proceedings;
- dependence on key personnel;
- compliance with covenants in our credit agreement;
- international operations, including exchange rates;
- investments or acquisitions, owning an office building, and other strategic matters;
- tax, accounting and general economic matters;
- being a public company; and
- ownership of our common stock; and
- those described under the heading "Risk Factors" in our Annual Report on Form 10-K and other filings we make from time to time with the Securities and Exchange Commission.

Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this letter may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely on forward-looking statements as predictions or guarantees of future events. Although we believe that the assumptions and expectations reflected in the forward-looking statements are reasonable based on our historical experience, these assumptions and expectations involve significant judgment and uncertainty, and in some cases these assumptions and expectations (and therefore the judgment and uncertainty) have been projected over an extended period of time. Future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements may not be achieved or occur. We undertake no obligation to update publicly any forward-looking statements for any reason, except as required by law.